                                                                    EXHIBIT 99.2

                     RAILWORKS CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

   December 31, 2001 and 2000 (in thousands, except share and per share data)


                                      ASSETS                                            2001           2000
                                                                                     ---------      ---------
CURRENT ASSETS:
  Cash and cash equivalents ....................................................     $   2,830      $   7,138
  Accounts receivable, net of allowance for doubtful accounts of
    $14,170 and $1,581, respectively ...........................................       174,429        192,840
  Costs and estimated earnings in excess of billings on uncompleted contracts ..        40,693         31,638
  Inventories:
      Raw materials ............................................................        10,192         21,207
      Finished goods ...........................................................        12,578         10,091
  Deferred tax asset ...........................................................            --          5,436
  Other current assets .........................................................        12,250         10,336
                                                                                     ---------      ---------
         Total current assets ..................................................       252,972        278,686
                                                                                     ---------      ---------
PROPERTY, PLANT AND EQUIPMENT, NET .............................................        50,963         83,075
                                                                                     ---------      ---------
OTHER ASSETS:
    Excess of cost over net assets acquired, net of amortization ...............       204,812        242,678
    Other ......................................................................         9,106         10,824
                                                                                     ---------      ---------
         Total other assets ....................................................       213,918        253,502
                                                                                     ---------      ---------
                         TOTAL .................................................     $ 517,853      $ 615,263
                                                                                     =========      =========
                  LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Liabilities Not Subject to Compromise:
Current Liabilities:
  Cash overdraft ...............................................................     $   2,995      $  16,766
  Current maturities of long-term debt .........................................        41,523         22,733
  Accounts payable .............................................................        30,341         67,160
  Accrued payroll and related withholdings .....................................         6,650          5,103
  Accrued interest payable .....................................................           477          5,940
  Billings in excess of costs and estimated earnings on uncompleted contracts ..        13,809         21,680
  Other accrued liabilities ....................................................        15,865         19,324
                                                                                     ---------      ---------
         Total current liabilities .............................................       111,660        158,706
                                                                                     ---------      ---------
  Long-term debt, net of current maturities ....................................           346        358,166
  Deferred tax liability .......................................................           551          3,526
  Excess of acquired net assets over cost, net of amortization .................         5,323          5,475
  Other liabilities ............................................................         4,978          7,968
                                                                                     ---------      ---------
         Total long-term liabilities ...........................................        11,198        375,135
                                                                                     ---------      ---------
              Total liabilities not subject to compromise ......................       122,858        533,841
  Liabilities subject to compromise ............................................       455,065             --
                                                                                     ---------      ---------
         Total liabilities .....................................................       577,923        533,841
                                                                                     ---------      ---------
  Minority interest ............................................................         1,749             --
Stockholders' (Deficit) Equity:
  Series A, convertible preferred stock, $1.00 par value, authorized
    10,000,000 shares, 13,700 shares issued and outstanding ....................            14             14
  Common stock, $0.01 par value, authorized 100,000,000 shares,
    15,512,585 shares issued and 14,383,551 outstanding at December 31, 2001,
    15,369,761 shares issued and outstanding at December 31, 2000 ..............           155            153
  Treasury Stock ...............................................................        (2,667)            --
  Officer Loans, net ...........................................................        (1,876)        (3,583)
  Additional paid-in capital ...................................................       136,572        136,136
  Accumulated other comprehensive income (loss) ................................        (1,969)            50
  Retained deficit .............................................................      (192,048)       (51,348)
                                                                                     ---------      ---------

         Total stockholders' (deficit) equity ..................................       (61,819)        81,422
                                                                                     ---------      ---------
                         TOTAL .................................................     $ 517,853      $ 615,263
                                                                                     =========      =========

                 See Notes to Consolidated Financial Statements.

                     RAILWORKS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


              For the years ended December 31, 2001, 2000 and 1999
                 (in thousands, except share and per share data)


                                                                           2001              2000              1999
                                                                      ------------      ------------      ------------
Revenue .........................................................     $    616,599      $    614,037      $    468,105

Cost of revenue .................................................          592,431           500,604           369,083
                                                                      ------------      ------------      ------------

Gross profit ....................................................           24,168           113,433            99,022

Selling, general and administrative expenses ....................           77,476            71,609            50,434

Restructuring and other unusual charges .........................           27,555            63,338                --
                                                                      ------------      ------------      ------------

Operating income (loss) .........................................          (80,863)          (21,514)           48,588
                                                                      ------------      ------------      ------------

Other income (expense):

  Interest expense ..............................................          (32,018)          (37,888)          (20,054)

  Interest and other income, net ................................             (185)            2,282             2,615

  Loss on sale of subsidiaries ..................................          (14,576)               --                --
                                                                      ------------      ------------      ------------

     Other expense, net .........................................          (46,779)          (35,606)          (17,439)
                                                                      ------------      ------------      ------------

Income (loss) before reorganization items, income taxes,
  minority interest and extraordinary item ......................         (127,642)          (57,120)           31,149

Reorganization items ............................................          (10,068)               --                --
                                                                      ------------      ------------      ------------

Income (loss) before income taxes, minority interest
  and extraordinary item ........................................         (137,710)          (57,120)           31,149

Provision for income taxes ......................................            4,075             2,875            11,063
                                                                      ------------      ------------      ------------

Income (loss) before minority interest and extraordinary item ...         (141,785)          (59,995)           20,086

Minority interest in losses, net of tax .........................              548                --                --
                                                                      ------------      ------------      ------------

Income (loss) before extraordinary item .........................         (141,237)          (59,995)           20,086

Extraordinary gain on extinguishment of debt, net of tax ........              537                --                --
                                                                      ------------      ------------      ------------

Net income (loss) ...............................................     $   (140,700)     $    (59,995)     $     20,086
                                                                      ============      ============      ============

Basic earnings (loss) per share before extraordinary item .......     $      (9.42)     $      (4.04)     $       1.44
Basic earnings per share from extinguishment of debt ............             0.04                --                --
                                                                      ------------      ------------      ------------
Basic earnings (loss) per share .................................     $      (9.38)     $      (4.04)     $       1.44
                                                                      ============      ============      ============

Diluted earnings (loss) per share before extraordinary item .....     $      (9.42)     $      (4.04)     $       1.31
Diluted earnings per share from extinguishment of debt ..........             0.04                --                --
                                                                      ------------      ------------      ------------
Diluted earnings (loss) per share ...............................     $      (9.38)     $      (4.04)     $       1.31
                                                                      ============      ============      ============

Weighted average shares used in computing basic earnings
  (loss) per share ..............................................       15,002,382        14,867,424        13,948,163
                                                                      ============      ============      ============
Weighted average shares used in computing diluted earnings
  (loss) per share ..............................................       15,002,382        14,867,424        15,326,422
                                                                      ============      ============      ============

                 See Notes to Consolidated Financial Statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              For the years ended December 31, 2001, 2000 and 1999
                                 (in thousands)




                                                    COMMON STOCK               PREFERRED STOCK
                                                    ------------               ---------------
                                                                                                       TREASURY           OFFICER
                                                SHARES          AMOUNT       SHARES      AMOUNT          STOCK           LOANS, NET
                                                ------          ------       ------      ------        --------          ----------
BALANCE, JANUARY 1, 1999 ............           13,704           $137          14          $14          $    --           $  (959)

  Issuance of common stock for
    acquisitions ....................              552              5          --           --               --                --
  Loans to officers .................               --             --          --           --               --            (5,776)
  Stock option compensation .........               --             --          --           --               --                --
  Stock issuance costs ..............               --             --          --           --               --                --
  Foreign currency
    translation adjustment ..........               --             --          --           --               --                --
  Net income ........................               --             --          --           --               --                --
                                                ------           ----          --          ---          -------           -------

BALANCE, DECEMBER 31, 1999 ..........           14,256            142          14           14               --            (6,735)

  Issuance of common stock for
     acquisitions ...................            1,114             11          --           --               --                --
  Reduction of officer loans ........               --             --          --           --               --             3,152
  Foreign currency
    translation adjustment ..........               --             --          --           --               --                --
  Net loss ..........................               --             --          --           --               --                --
                                                ------           ----          --          ---          -------           -------

BALANCE, DECEMBER 31, 2000 ..........           15,370            153          14           14               --            (3,583)

  Forgiveness of officer loans ......             (829)            --          --           --           (1,707)            1,707
  Issuance of common stock in
     exchange for bonds .............              140              2          --           --               --                --
  Receipt of common stock in
    exchange for sale of division ...             (300)            --          --           --             (960)               --
  Exercise of stock options .........                3             --          --           --               --                --
  Foreign currency translation
     adjustment .....................               --             --          --           --               --                --
  Net loss ..........................               --             --          --           --               --                --
                                                ------           ----          --          ---          -------           -------

BALANCE, DECEMBER 31, 2001 ..........           14,384           $155          14          $14          $(2,667)          $(1,876)
                                                ======           ====          ==          ===          =======           =======

                                                                 ACCUMULATED
                                               ADDITIONAL           OTHER             RETAINED
                                                PAID-IN         COMPREHENSIVE         EARNINGS          COMPREHENSIVE
                                                CAPITAL         INCOME (LOSS)        (DEFICIT)           INCOME (LOSS)
                                               ---------        -------------       -----------         -------------
BALANCE, JANUARY 1, 1999 ............          $ 121,296           $    --           $ (11,439)          $      --

  Issuance of common stock for
    acquisitions ....................              5,695                --                  --                  --
  Loans to officers .................                 --                --                  --                  --
  Stock option compensation .........                 37                --                  --                  --
  Stock issuance costs ..............               (125)               --                  --                  --
  Foreign currency
    translation adjustment ..........                 --               175                  --                 175
  Net income ........................                 --                --              20,086              20,086
                                               ---------           -------           ---------           ---------

BALANCE, DECEMBER 31, 1999 ..........            126,903               175               8,647              20,261

  Issuance of common stock for
     acquisitions ...................              9,233                --                  --                  --
  Reduction of officer loans ........                 --                --                  --                  --
  Foreign currency
    translation adjustment ..........                 --              (125)                 --                (125)
  Net loss ..........................                 --                --             (59,995)            (59,995)
                                               ---------           -------           ---------           ---------

BALANCE, DECEMBER 31, 2000 ..........            136,136                50             (51,348)            (60,120)

  Forgiveness of officer loans ......                 --                --                  --                  --
  Issuance of common stock in
     exchange for bonds .............                433                --                  --                  --
  Receipt of common stock in
    exchange for sale of division ...                 --                --                  --                  --
  Exercise of stock options .........                  3                --                  --                  --
  Foreign currency translation
     adjustment .....................                 --            (2,019)                 --              (2,019)
  Net loss ..........................                 --                --            (140,700)           (140,700)
                                               ---------           -------           ---------           ---------

BALANCE, DECEMBER 31, 2001 ..........          $ 136,572           $(1,969)          $(192,048)          $(142,719)
                                               =========           =======           =========           =========

                 See Notes to Consolidated Financial Statements.

                     RAILWORKS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the years ended December 31, 2001, 2000 and 1999
                                 (in thousands)


                                                                           2001           2000           1999
                                                                        ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) .................................................     $(140,700)     $ (59,995)     $  20,086
Adjustments to reconcile net income (loss) to net cash used in operating activities:
  Depreciation and amortization ...................................        20,614         22,766         12,808
  Goodwill impairment .............................................        24,444         17,840             --
  Deferred tax valuation allowance ................................         2,485             --             --
  Non-cash restructuring and other unusual charges ................          (630)        31,048             --
  Non-cash gain on extinguishment of bonds ........................          (537)            --             --
  Minority interest in losses .....................................          (548)            --             --
  Bond discount amortization ......................................            53             70             13
  Loss on sale of subsidiaries ....................................        14,576             --             --
  Loss (gain) on sale of equipment ................................           852            (95)           (33)
  Change in operating assets and liabilities:
    Accounts receivable, net and costs and estimated earnings in
     excess of billings on uncompleted contracts ..................        (8,890)       (36,453)       (32,002)
     Inventory ....................................................         6,892         (2,682)           465
     Other current assets .........................................        (1,614)         7,097          1,846
     Accounts payable .............................................        32,853          4,584        (15,681)
     Accrued payroll and related withholdings .....................         2,981          1,253         (2,293)
     Accrued interest payable .....................................         6,938             --             --
     Billings in excess of costs and estimated earnings on
       uncompleted contracts ......................................        (5,497)        (1,091)        (1,504)
     Other current liabilities ....................................         5,403        (12,043)        (3,501)
     Other assets .................................................         1,694          2,645          1,316
     Other liabilities ............................................          (382)       (10,679)       (12,930)
                                                                        ---------      ---------      ---------

           Net cash used in operating activities ..................       (39,013)       (35,735)       (31,410)
                                                                        ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of equipment .................................         2,227         11,565          2,359
  Purchase of equipment and leasehold improvements ................       (11,025)       (27,256)       (15,803)
  Loans to officers ...............................................            --           (432)        (5,776)
  Proceeds from sale of subsidiaries ..............................        23,126             --             --
  Payment of abandoned acquisition costs ..........................            --         (1,013)            --
  Acquisition of subsidiaries, net of cash acquired ...............           804        (26,187)      (121,152)
  Distribution from minority interest .............................            11             --             --
  Contingent earnout payments .....................................        (4,240)       (11,255)        (2,083)
                                                                        ---------      ---------      ---------

           Net cash provided by (used in) investing activities ....        10,903        (54,578)      (142,455)
                                                                        ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in bank overdraft ....................................       (12,476)        16,766             --
  Net activity on revolving line of credit ........................        18,912         36,397         (2,098)
  Net activity on debtor-in-possession financing ..................        36,400             --             --
  Debt issuance costs .............................................            --           (236)        (5,636)
  Payment of loan origination fees ................................        (4,602)        (3,952)        (1,232)
  Payment of abandoned transaction costs ..........................            --         (2,940)            --
  Proceeds from fixed asset borrowings ............................           458         16,157         59,388
  Proceeds from issuance of senior subordinated notes .............            --             --        173,938
  Proceeds from exercise of stock options .........................             4             --             --
  Proceeds from term loan borrowing ...............................            --        100,000             --
  Repayment of fixed asset borrowings .............................        (5,296)       (30,338)       (48,899)
  Repayment of term loan borrowing ................................        (5,222)       (30,425)            --
  Repayments of seller notes payable ..............................        (3,585)        (8,470)            --
                                                                        ---------      ---------      ---------

           Net cash provided by financing activities ..............        24,593         92,959        175,461
                                                                        ---------      ---------      ---------

EXCHANGE RATE EFFECT ON CASH AND CASH EQUIVALENTS .................          (791)          (125)           175
                                                                        ---------      ---------      ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS ..............        (4,308)         2,521          1,771
CASH AND CASH EQUIVALENTS, beginning of year ......................         7,138          4,617          2,846
                                                                        ---------      ---------      ---------
CASH AND CASH EQUIVALENTS, end of year ............................     $   2,830      $   7,138      $   4,617
                                                                        =========      =========      =========

                 See Notes to Consolidated Financial Statements.

                     RAILWORKS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       BASIS OF PRESENTATION

         RailWorks Corporation, a Delaware corporation, ("RailWorks" or the "Company"), was formed in March 1998 to acquire, integrate and facilitate the growth of similar and complementary companies in the rail system services and products industry.

         On July 29, 1998, RailWorks announced the initial public offering ("IPO") of 5,000,000 shares of its common stock at a price of $12.00 per share. The initial public offering was consummated on August 4, 1998. The capital raised by this offering was $55,800,000 net of underwriting discounts.

         Concurrent with the consummation of the IPO, the Company acquired 14 groups of companies (the "Founding Companies") in the rail system services and related products industry. The aggregate consideration paid by the Company to acquire these companies was approximately $51,100,000 in cash and 8,867,648 shares of RailWorks common stock.

         For accounting and financial statement purposes, Comstock Holdings, Inc. (one of the Founding Companies) ("Comstock" or the "Accounting Acquirer") has been identified as the accounting acquirer consistent with Staff Accounting Bulletin ("SAB") No. 97 of the Securities and Exchange Commission (the "SEC"). The acquisitions of the remaining Founding Companies were accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based upon the fair values at the date of acquisition. The acquisitions of the Founding Companies resulted in the recording of goodwill of approximately $94,817,000, which is being amortized over 40 years.

         Comstock was incorporated on November 20, 1996 as a Delaware corporation for the purpose of acquiring L.K. Comstock & Company, Inc. (the "Predecessor Company"). Comstock had no operations from incorporation through January 1, 1997. Effective January 1, 1997, Comstock acquired the stock of the Predecessor Company in a transaction accounted for as a purchase. The Predecessor Company was acquired by Comstock through various agreements (the "Agreements") entered into with Comstock Group, Inc. ("Group", the Predecessor Company's former parent), Spie Group Inc. (the parent of Group), Spie Enertrans SA ("Enertrans", the former parent of Spie) and Schneider Electric Holdings Inc. (the parent of Spie). In connection with the IPO of RailWorks, Group agreed to accept a one-time payment of $1,600,000 to satisfy all potential contingent payments owed in connection with the Agreements. Such payment was made by RailWorks on September 8, 1998.

         As part of the Agreements, certain intangible assets (recorded at no value) were assigned to Comstock. In addition, Comstock issued a promissory note (the "Contingent Promissory Note"), collateralized by certain investments related to customer contracts involving claims and an investment in a joint venture (the "Investments"). The remaining balance of the Contingent Promissory Note of $8,240,000 at December 31, 2001 and 2000 is payable only from amounts collected by Comstock relating to the Investments until April 3, 2007, at which time the Contingent Promissory Note is cancelled. As such, Enertrans and any successor to it or creditor may not look to any other Comstock assets to satisfy this indebtedness. Accordingly, management believes a right of offset exists for financial reporting purposes and the Investments and the Contingent Promissory Note have been offset in the accompanying consolidated balance sheets at December 31, 2001 and 2000 in accordance with Statement of Financial Accounting Standards ("SFAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

         In connection with the purchase of L.K. Comstock & Company, Inc., $5,095,000 of cash from the Predecessor Company was used by Comstock to fund its acquisition of the Predecessor Company. Accordingly, and as a result of the purchase price adjustments, the fair value of the net assets acquired exceeded the purchase price funded solely by Comstock. In accordance with Accounting Principles Board Opinion No. 16 "Business Combinations", the excess of the cost of net assets acquired first reduced the non-current assets to zero with the remainder allocated to "Excess of Acquired Net Assets Over Cost" (negative goodwill), which is being amortized over 40 years.

         On September 20, 2001, RailWorks Corporation and twenty-two of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Code in the United States Bankruptcy Court for the District of Maryland (Baltimore Division) (See Note 5). The Company's ability to continue as a going concern is contingent upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to comply with the terms of the DIP Facility and the ability to generate sufficient cash flow from operations and financing arrangements to meet ongoing operations. There can be no assurance that the Company will be able to confirm a plan or comply with the terms of the DIP Facility. As of March 15, 2002, the amount outstanding under the Company's Transit Revolver totaled $45 million, the maximum amount permitted under the facility, of which $30 million was outstanding borrowings and $15 million was a letter of credit supporting the Company's commercial insurance. No further borrowing capacity presently exists under the Transit Revolver. The lack of additional availability under the Transit Revolver will require that the transit services segment internally generate the cash necessary to fund its operations and its share of the administrative costs of reorganization, but there is no assurance that it will be able to do so. Failure to do so coupled with a failure to obtain additional funding for the transit services segment could result in the discontinuation of this business segment. These financial statements do not include adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities or any other adjustments that might result should the Company be unable to continue as a going concern.

2.       NATURE OF BUSINESS

         RailWorks was formed to become a leading nationwide provider of rail system services, including construction and rehabilitation, repair and maintenance, and related products. The Company provides contracting services and rail related products to a broad range of customers including Class I railroads, transit authorities and commuter railroads, municipalities, industrial companies and commercial enterprises. RailWorks operates principally in the United States and Canada.

         The Company has three reportable segments: (1) transit services, (2) rail track services and (3) rail products and services. The transit services segment provides transit construction and rehabilitation services, as well as installation of signaling, communications and electrical systems. The rail track services segment provides design, engineering, construction, rehabilitation and repair and maintenance of track systems. The rail products and services segment provides a broad range of rail related products, including treated wood ties. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. RailWorks evaluates performance based on profit or loss from operations before income taxes, interest income and expense, and non-recurring gains and losses.

3.       SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions have been eliminated. The Company accounts for inter-segment sales and transfers as if the sales or transfers were to third parties, utilizing current market prices and arms length terms and conditions.

USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The recognition of revenues and costs in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1:
"Accounting for Performance of Construction-Type and Certain Production Type Contracts" ("SOP 81-1") involves considerable use of estimates and is complicated by the need to evaluate continually the uncertainties inherent in the performance of contracts and by the need to rely on estimates of revenues, costs and the extent of progress toward completion of contracts. Operating in Chapter 11 bankruptcy and problems with subcontractors and customers provides even more risk and uncertainty in the estimates. Changes in these estimates can cause significant volatility in the Company's financial results.

OFFICER LOANS

         The Company has certain officer loans secured by common stock, which have been classified as a contra-equity account in the accompanying consolidated balance sheets. The principal and interest for certain of these loans extended to former officers, were forgiven by the Company during the third quarter of 2001 through foreclosure of the Company's stock held as collateral. This stock has been classified as treasury stock as of December 31, 2001.

REVENUE RECOGNITION

         The Company recognizes revenues from fixed-fee contracts using the percentage-of-completion method in accordance with SOP 81-1, measured by the percentage of cost incurred to date to management's estimate of total cost for each contract. This method is used because management considers total cost to be the best available measure of progress on the contracts. Revenues from time-and-material contracts are recognized currently as the work is performed.

         Contract revenue recognition inherently involves estimation. Examples of estimates include the contemplated level of effort to accomplish the tasks under contract, the costs of the effort, and an ongoing assessment of progress toward completing the contract. The Company utilizes a number of management processes to monitor contract performance and revenue estimates, including monthly in-process reviews that cover, among other matters, outstanding action items, progress against schedule, effort and staffing, quality, risks and other issues, subcontractor management, costs, and commitments. From time to time, as part of the normal management processes, facts develop that require revisions to estimated total costs or revenues expected. The cumulative effect of any such revisions is recorded in the period in which the facts requiring revisions become known. The full amount of anticipated losses on any type of contract are recognized in the period in which they become known.

         Disputes may arise in the normal course of the Company's business on projects when the Company is contesting with customers for collection of funds because of events such as delays, changes in contract specifications, and questions of cost allowability or collectibility. Such disputes, whether claims or unapproved change orders in the process of negotiation, are recorded at the lesser of their estimated net realizable value or actual cost incurred, and only when realization is probable and can be reliably estimated (see Note 8).

         With regard to the rail products and services segment, the Company recognizes revenue when products are delivered to customers pursuant to shipping agreements. Cost of goods sold includes the raw materials cost, labor and overhead costs of producing the product.

         The SEC issued SAB No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") in December 1999. SAB 101 summarizes certain of the SEC staff's views in applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The Company adopted SAB 101, as amended, in the fourth quarter of 2000 and determined there was no material impact on annual revenue and earnings or the timing of revenue and profit recognition between quarters.

         The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized. In accordance with industry practice, the Company classifies as current all assets and liabilities related to the performance of long-term contracts. The contracting cycle for certain long-term contracts may extend beyond one year and, accordingly, collection or payment of amounts related to these contracts may extend beyond one year.

CASH AND CASH EQUIVALENTS

         The Company considers cash and cash equivalents to include cash on hand and temporary cash investments purchased with an original maturity of three months or less. Under the Company's cash management program, excess funds are applied against outstanding revolving credit balances. Cash overdraft represents checks outstanding as of December 31, 2001 and 2000.

INVENTORIES

         Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Inventory consists of stored materials and parts to be used in long-term construction contracts and raw materials and finished goods produced by the rail products and services segment companies. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are recorded at cost. Included in machinery and equipment are specialty construction tools and other equipment which, although purchased in connection with a particular contract, are expected to be used in future contracts. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

               Building and improvements ............     15 - 30 years
               Machinery and equipment ..............      3 - 10 years
               Office furniture and equipment .......      5 -  7 years
               Transportation equipment .............      5 -  7 years

         Leasehold improvements are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases.

         Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated over the remaining useful lives. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

INCOME TAXES

         The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

STOCK-BASED COMPENSATION

         Under SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No.
123), which established new financial accounting and reporting standards for stock-based compensation plans, entities are allowed to measure compensation cost for stock-based compensation under SFAS No. 123 or Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting in APB 25 are required to make pro forma disclosures of net income and income per common share as if the provisions of SFAS No. 123 had been applied. The Company continues to account for stock-based compensation under APB No. 25 and has adopted SFAS No. 123 on a pro forma disclosure basis. See Note 13 - "Stock Options and Warrants".

EARNINGS PER SHARE

         The Company reports its earnings (loss) per share in basic and diluted earnings per share. Basic earnings per share ("EPS"), is calculated using the weighted average number of shares outstanding during the period. Diluted earnings per share ("Diluted EPS") includes the potentially dilutive effect of contingently issuable shares and the dilutive effect, if any, which would occur if outstanding options and warrants to purchase common stock were exercised. Approximately 1.4 million of contingently issuable common shares were outstanding during the years ended December 31, 2001 and 2000 but were not included in the computation of Diluted EPS as the effect would be anti-dilutive. Certain options to purchase shares of common stock were outstanding during the years ended December 31, 2001, 2000 and 1999 but were not included in the computation of Diluted EPS because the options exercise price was greater than the average market price of the common shares.

         The following table reconciles basic EPS to diluted EPS reflecting the potential dilution if certain securities are converted (in thousands, except per share data):

                                                                               2001            2000           1999
                                                                           -----------      ----------      -------
          Income (loss) before extraordinary item ....................     $  (141,237)     $  (59,995)     $20,086
          Extraordinary gain on extinguishment of debt, net of tax ...             537              --           --
                                                                           -----------      ----------      -------

          Net income (loss) ..........................................     $  (140,700)     $  (59,995)     $20,086
                                                                           ===========      ==========      =======

          Shares used for determining basic EPS ......................          15,002          14,867       13,948
          Dilutive effect of:
            Stock options and warrants ...............................              --              --            8
            Convertible preferred shares .............................              --              --        1,370
                                                                           -----------      ----------      -------
          Shares used for determining diluted EPS ....................          15,002          14,867       15,326
                                                                           ===========      ==========      =======

          Basic EPS before extraordinary item ........................     $     (9.42)     $    (4.04)     $  1.44
          Basis EPS from extraordinary gain ..........................            0.04              --           --
                                                                           -----------      ----------      -------
          Basic EPS ..................................................     $     (9.38)     $    (4.04)     $  1.44
                                                                           ===========      ==========      =======

          Diluted EPS before extraordinary item ......................     $     (9.42)     $    (4.04)     $  1.31
          Diluted EPS from extraordinary gain ........................            0.04              --           --
                                                                           -----------      ----------      -------
          Diluted EPS ................................................     $     (9.38)     $    (4.04)     $  1.31
                                                                           ===========      ==========      =======

INTANGIBLE ASSETS

         Intangible assets consist primarily of excess purchase price over net assets acquired (goodwill), which is being amortized over its estimated useful life of 40 years. In conformance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121), the Company's management regularly evaluates whether events and circumstances indicate that the remaining balance of intangibles or other long-lived assets may not be recoverable. During the years ended December 31, 2001 and 2000, the Company recorded impairment charges of approximately $24.4 million and $17.8 million, respectively, in accordance with SFAS No. 121 related to the impairment of goodwill. These charges are included in restructuring and other unusual charges in the statements of operations.

         The Excess of Acquired Net Assets Over Cost (negative goodwill) was generated from the acquisition of the Predecessor Company. The amortization period of the negative goodwill is 40 years. During 1998, the negative goodwill was reduced by the additional $1.6 million purchase price paid to Group. During 2000, the negative goodwill was further reduced by approximately $2.8 million related to the 2000 Restructuring Plan discussed in Note 6 below.

         Amortization expense, including negative amortization of $152,000, $209,000 and $228,000 in 2001, 2000 and 1999, for the years ended December 31,
2001, 2000, and 1999 amounted to approximately $6.6 million, $8.2 million and $4.7 million, respectively. Accumulated amortization as of December 31, 2001 and 2000 was approximately $13.9 million and $10.6 million, respectively.

FOREIGN CURRENCY

         Balance sheet accounts are translated at the exchange rates in effect at each year end and revenue and expense accounts are translated at the average rates of exchange prevailing during the year. Changes in the cumulative translation of foreign currency assets and liabilities are presented as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions, which were not material, are included in operations as incurred.

CHAPTER 11 BANKRUPTCY

         The consolidated financial statements of the Company have been presented in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7: "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") and have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern. These principles, except as otherwise disclosed, assume that assets will be realized and liabilities will be discharged in the normal course of business. The uncertainty regarding the eventual outcome of the reorganization cases, related problems with subcontractors and customers and the effect of other unknown adverse factors could threaten the Company's existence as a going concern.

         SOP 90-7 states, among other things, that revenues, expenses, realized gains and losses, and provisions from losses resulting from the reorganization and the restructuring of the business should be reported separately as reorganization items in the statement of operations. The balance sheet at December 31, 2001 distinguishes between prepetition liabilities that are subject to compromise and those that are not such as fully secured liabilities that are not expected to be compromised. If there is uncertainty about whether a secured claim is under secured, or will be impaired under the reorganization plan, the entire amount of the claim is included with liabilities subject to compromise. See Note 5 for more information on liabilities classified as subject to compromise and amounts recorded as reorganization items.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," which requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The Company believes that the impact of this statement will not have an effect on the Company's financial statements.

         In June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142), which states that goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair value based test, with any adjustments thereto resulting in a separate charge to earnings in the period in which the impairment took place. It also requires that an acquired intangible asset be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. This standard becomes effective on January 1, 2002 for goodwill and intangible assets existing as of June 30, 2001 and immediately for goodwill and intangible assets acquired after June 30, 2001. Further, the Company will be required under SFAS No. 142 to write off and recognize as the effect of a change in accounting principle effective January 1, 2002, any excess of acquired net assets over cost (negative goodwill). As of December 31, 2001, the Company had negative goodwill of $5.3 million recorded as a liability in the consolidated balance sheet. The Company estimates that goodwill amortization in 2002 before any impairment charges would be approximately $5.5 million. The Company is assessing the effects of this statement and currently believes that this statement will require a material impairment charge on the Company's financial statements during 2002, but has not determined the amount of the charge.

         In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not believe this statement will have a material impact on its results of operations.

         In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The company does not believe this statement will have a material impact on its results of operations.

RECLASSIFICATIONS

         Certain reclassifications have been made to the prior periods' financial statements to conform to the current period presentation.

4.       SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                                               2001        2000        1999
                                                                             -------     -------     -------
Cash paid during the year for interest .................................     $22,536     $33,433     $16,723
Cash paid during the year for income taxes, net of refunds received ....         518       3,539       6,353
Reorganization items paid, net of interest earned ......................       5,177          --          --

NON-CASH OPERATING, INVESTING AND FINANCING ACTIVITIES

         During 1999, the Company issued 493,842 shares of common stock as partial consideration in exchange for 100% of the outstanding stock in the FCM Rail, Ltd, W.T. Byler, Inc. and McCord Treated Wood, Inc., acquisitions. The Company also issued 58,334 shares of common stock in exchange for all present and future contingent consideration to the former shareholders of Armcore. Also during 1999, the Company issued an aggregate amount of $18.1 million in promissory notes and deferred payments as partial consideration for various 1999 acquisitions closed during the year.

              On January 3, 2000, the Company issued 99,379 shares of common stock as partial consideration in exchange for 100% of the outstanding stock in the Twigg Corporation acquisition. On June 30, 2000, the Company issued 1,014,677 shares of common stock as partial consideration in exchange for 100% of the outstanding stock in the HSQ Technologies, Inc. acquisition.

         On June 18, 2001, the Company issued 140,326 shares of common stock in exchange for the extinguishment of $1.0 million of Senior Subordinated Notes outstanding.

5.       PETITION FOR REORGANIZATION UNDER CHAPTER 11

         On September 20, 2001 (the "Filing Date"), RailWorks Corporation and twenty-two of its domestic subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Maryland (Baltimore Division) (the "Bankruptcy Court"). The filings have been consolidated for the purpose of joint administration as case No. 01-6-4463. The Company's Canadian subsidiaries were not included in the filings and continue to operate in the normal course of business outside of bankruptcy. The consolidated financial statements of the Company have been presented in accordance with SOP 90-7 and have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern. These principles, except as otherwise disclosed, assume that assets will be realized and liabilities will be discharged in the normal course of business. The uncertainty regarding the eventual outcome of the reorganization cases, related problems with subcontractors and customers and the effect of other unknown adverse factors could threaten the Company's existence as a going concern.

         Under Chapter 11, except for certain statutory exceptions and for relief that might otherwise be granted by the Bankruptcy Court, claims against the Debtors in existence prior to the Filing Date (including claims secured by the Debtors' assets) are stayed while the Debtors continue business operations as debtors-in-possession ("DIP"). These claims are reflected in the December 31, 2001 balance sheet as "liabilities subject to compromise." Additional claims (liabilities subject to compromise) may arise subsequent to the Filing Date resulting from rejection of executory contracts, including leases and construction contracts, and from the determination by the Bankruptcy Court (or agreed to by the parties in interest) of allowed claims for contingencies and other disputed amounts.

         Since the Filing Date, the Bankruptcy Court has approved, on a final basis, the Debtors' debtor-in-possession financing arrangements (collectively, the "DIP Facility") with Bank of America, N.A. ("BOA"), for itself and as agent for a syndicate of lenders, CSFB Global Opportunities Advisers, LLC ("CSFB"), for itself and Stonehill Capital Management, and Travelers Casualty & Surety Company of America ("Travelers"). The DIP Facility, includes a revolver and letter of credit facility for up to $35 million in borrowings in connection with the Debtors' rail track and rail products and services divisions, a revolver facility for up to $30 million in borrowings in connection with the Debtors' rail transit division (subsequently increased to $45 million, as discussed in Note 10 below), and a bond facility (and related bond support facility) for up to $100 million in bonding needs. The Debtors intend to utilize the DIP Facility and existing cash flow to fund ongoing operations during the Chapter 11 proceedings. See Note 10 for more information on the DIP Facility.

           Since the Filing Date, the Debtors also have received approval from the Bankruptcy Court to pay or otherwise honor certain prepetition claims, including employee wages and benefits, and unsecured claims resulting from contract assumptions and critical vendor orders. The Debtors intend to remain in possession of their assets and continue in the management and operation of their businesses and properties, and to pay postpetition claims of their various vendors and subcontractors in the ordinary course of business.

         The Debtors have determined that there is insufficient collateral to cover the interest portion of scheduled payments on their prepetition debt obligations and therefore in accordance with SOP 90-7 have discontinued accruing interest on these obligations. Contractual interest on these obligations amounts to approximately $42.3 million for the year ended December 31, 2001. These amounts exceed the recorded amount of interest expense by approximately $10.3 million due to the cessation of accruing interest on prepetition debt after the Filing Date.

LIABILITIES SUBJECT TO COMPROMISE

         The principal categories of claims reclassified in the consolidated balance sheets and included in "liabilities subject to compromise" at December 31, 2001 are identified below (in thousands). These amounts may be subject to further adjustments depending on Bankruptcy Court actions, further developments with respect to disputed claims, whether or not such claims are secured, and the value of any security interests securing such claims or other events.

Senior subordinated notes due 2009                      $173,073
Revolving credit agreement due 2004                       97,513
Term note due through 2006                                94,278
Accounts payable                                          58,249
Accrued interest                                          12,400
Deferred earnout obligations                               7,672
Other accrued liabilities                                  4,166
Fixed asset and other notes payable                        2,382
Other long-term liabilities                                2,149
Promissory notes payable in 2002                           1,972
Warrants payable                                           1,211
                                                        --------
Total prepetition liabilities subject to compromise     $455,065
                                                        ========

         Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts, construction contracts and other unexpired executory prepetition contracts, subject to Bankruptcy Court approval. As of December 31, 2001 the Debtors have rejected certain construction and executory contracts with approval from the Bankruptcy court. The Debtors cannot presently determine with certainty the ultimate aggregate liability that will result from the filing of claims relating to such contracts which have been or may be rejected in the future.

REORGANIZATION EXPENSES

         The Company has incurred reorganization related charges of approximately $10.1 million for the year ended December 31, 2001, which, in accordance with SOP 90-7, have been reflected in the reorganization items line of the consolidated statements of operations. These reorganization costs consist primarily of professional and advisory fees incurred that are directly associated with the reorganization proceedings under the Company's Chapter 11 filings and other costs associated with the rejection of construction contracts, net of interest income earned on accumulated cash resulting from the Chapter 11 proceedings.

6.       RESTRUCTURING AND OTHER UNUSUAL CHARGES

         During the third and fourth quarters of 2000, the Company's management and Board of Directors conducted and completed a strategic review of RailWorks' operations. The resulting restructuring plan (the "2000 Restructuring Plan") contemplated systems integration, rationalization of real estate, equipment and inventory and maximization of human resource productivity around three lines of business. The Company reduced its headcount, consolidated certain facilities and identified other synergies and cost reduction opportunities as a result of the 2000 Restructuring Plan.

RESTRUCTURING CHARGES

         Restructuring costs include costs directly related to the Company's 2000 Restructuring Plan. The Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit" ("EITF 94-3") provides specific requirements as to the appropriate recognition of costs associated with employee termination benefits and other exit costs. Employee termination costs are recognized when benefit arrangements are communicated to affected employees in sufficient detail to enable the employees to determine the amount of benefits to be received on termination. Other exit costs that do not benefit future activities are recognized at the date of commitment to the 2000 Restructuring Plan. These costs must be either incremental to the 2000 Restructuring Plan or represent amounts under contractual obligations which existed prior to the commitment date and have no future economic benefit or result in a penalty to cancel the obligation. Other costs directly related to the 2000 Restructuring Plan, which are not eligible for recognition at the commitment date, such as relocation and other integration costs, are expensed as incurred. As a result, the Company continued to experience these types of costs during implementation of the 2000 Restructuring Plan throughout 2001.

         During the years ended December 31, 2001 and 2000, the Company incurred $27.6 million and $63.3 million, respectively, of restructuring and other unusual charges in connection with the 2000 Restructuring Plan and other events. During 2000, these charges included approximately $2.2 million of employee termination benefits for those employees who had been identified and notified in accordance with EITF 94-3. These charges also include exit costs related to leased property that will be vacated as part of the 2000 Restructuring Plan of approximately $0.7 million for non-cancelable lease costs in excess of the expected sublet income.

         The following table provides a roll forward of liabilities for termination benefits and lease costs resulting from the 2000 Restructuring Plan in accordance with EITF 94-3 during 2000 (in thousands):


                                                  Balance                                             Balance
                                                  -------                                             -------
                    Type of Cost               December 31,    Charges     Payments    Adjustments  December 31,
                    ------------               ------------    -------     --------    -----------  ------------
                                                   1999                                                  2000
                                                   ----                                                --------

           Employee termination benefits      $          --  $   2,156   $   (622)   $          --  $      1,534
           Facility closing costs                        --        688        (57)              --           631
                                              -------------  ---------   ---------   -------------  ------------

                                              $          --  $   2,844   $   (679)   $          --  $      2,165
                                              =============  =========   =========   =============  ============

         During 2001, the Company recorded additional reserves of approximately $0.5 million for employee termination benefits associated with the termination of the Chairman and Chief Executive Officer and the Chief Operating Officer of the Company. The Company also reduced its liabilities for termination benefits and lease exit costs by approximately $1.4 million based upon determination of the actual liability amount.

         The following table provides a roll forward of liabilities for termination benefits and lease costs resulting from the 2000 Restructuring Plan in accordance with EITF 94-3 during 2001 (in thousands):


                                                        Balance                                               Balance
                                                        -------                                               -------
                    Type of Cost                     December 31,    Charges     Payments    Adjustments   December 31,
                    ------------                     -------------   -------     --------    -----------   ------------
                                                         2000                                                  2001
                                                         ----                                                  ----

           Employee termination benefits             $       1,534  $     536   $   (540)   $      (941)   $         589
           Facility closing costs                              631         --       (169)          (462)              --
                                                     -------------  ---------   ---------   ------------   -------------

                                                     $       2,165  $     536   $   (709)   $    (1,403)   $         589
                                                     =============  =========   =========   ============   =============

OTHER UNUSUAL CHARGES

         In connection with the 2000 Restructuring Plan and in accordance with SFAS 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", the Company also evaluated the future undiscounted cash flows of its businesses to which goodwill relates in order to determine if the carrying value of the goodwill had been impaired. Management's evaluation resulted in an impairment charge of approximately $24.4 and $17.8 million during 2001 and 2000, respectively, related to several of the Company's acquired businesses because the estimated fair value of these subsidiaries was less than their carrying value. The 2000 impairment charge is net of the write off of approximately $2.8 million of negative goodwill related to the now closed west coast operations of the Company's predecessor, which performed a majority of the construction claim projects. The Company also recorded impairment charges on other long-term assets of approximately $0.3 million and $0.6 million for the years ended December 31, 2001 and 2000, respectively.

         The Company's 2000 Restructuring Plan also included a focus on increasing internal cash flow, which intends to involve, among other things, the acceleration of the settlement of previously disclosed construction claims and other contract exposures, primarily related to contracts completed by RailWorks' predecessor company, Comstock. Management estimated the recoverability of the recognized accounts receivable and costs and estimated earnings in excess of billings on these contracts under revised settlement scenarios and, as a result, recorded a charge during the year ended December 31, 2000 of approximately $31.1 million to reflect their anticipated net realizable value. The charge also includes the anticipated cost of arbitration/litigation related to these matters.

         The Company's 2000 Restructuring Plan included the suspension of its acquisition program. As such, approximately $1.1 million of due diligence costs related to several acquisitions that were not consummated have been expensed in the year ended December 31, 2000. During 2000, the Company terminated discussions regarding the potential sale of the Company to an investor group. Approximately $3.1 million of costs associated with this potential transaction were expensed in the year ended December 31, 2000.

         Also included in the restructuring and other unusual charges for the year ended December 31, 2000 is approximately $6.7 million for settlement of certain non-contract related claims against the Company, moving expenses incurred and paid, non recurring compensation expense, costs associated with the amendment of the Company's Credit Agreement and the uninsured portion of a third quarter fire loss incurred at one of the Company's facilities. During the year ended December 31, 2001, the Company incurred an additional $3.8 million of costs associated with the second and third amendments to its credit agreement and additional moving expenses associated with the 2000 Restructuring Plan.

7.       ACQUISITIONS AND DISPOSITIONS

         Assets acquired and liabilities assumed are recorded at their estimated fair values at the time of acquisition. The excess of the purchase price over the net fair value is allocated to goodwill. The estimated fair values of acquired assets and liabilities are subject to adjustment pending finalization of, among other things, certain fixed asset appraisals, the quantification of contract and/or litigation uncertainties based on information which was not available at the time of acquisition but subsequently obtained. Goodwill is adjusted as these items are resolved as well as when, and if, additional contingent purchase price is paid. The Company evaluates periodically whether events and circumstances indicate that any goodwill is impaired. As of December 31, 2001, excluding future contingent purchase price adjustments, the Company has completed its allocation of purchase price for all of its acquisitions.

         During the year ended December 31, 1999, the Company completed the following acquisitions:

          Company or Entity Name              Date Acquired                           Description of Operations
          ----------------------              -------------                           -------------------------
 Midwest Railroad Construction and            January 7, 1999     Construction & repair and maintenance of railroad tracks in
 Maintenance Corporation                                          various western states.

 Gantrex Group                               January 26, 1999     Manufactures and services crane rail fastening systems including pad manufacturing, extrusion and continuous vulcanizing
                                                                  capabilities.

 FCM Rail, Ltd.                              January 29, 1999     Provides customized leasing services to users of on-track rail equipment.

 F&V Metro Contracting Corp. and               March 15, 1999     Performs electrical and mechanical installations for transit and
 Affiliates                                                       transportation agencies in the metropolitan New York City area.

 McCord Treated Wood, Inc. and Birmingham      April 12, 1999     Supply creosote treated wooden cross ties throughout the
 Wood, Inc.                                                       Southeastern United States.

 M-Track Enterprises, Inc.                     April 30, 1999     Specializes in rail transit construction repair and maintenance of track in Metropolitan New York City.

 Pacific Northern Rail Contractors, Inc.         May 18, 1999     Specializes in construction, repair and maintenance of railroad tracks throughout Canada.

 Neosho Incorporated                             June 3, 1999     Provides track and transit construction, repair and maintenance to public and private industrial customers nationally.

 Earl Campbell Construction Company, Inc.       June 30, 1999     Specializes in construction, repair and maintenance of railroad tracks in various Southern states.

 Wood Waste Energy, Inc                        August 4, 1999     Collects used cross ties along the railroad rights of way and processes them into fuel which is sold to industrial customers.

 W.T. Byler, Inc.                            October 22, 1999     Provides track and transit construction, repair and maintenance to public and private industrial customers in Texas and
                                                                  surrounding states.

 Pandrol Jackson's Switch and Transit        December 7, 1999     Switch grinding operation utilizing highly specialized machines
 Grinding Operation                                               to re-profile rail in order to extend the useful life of
                                                                  trackwork.

 Twigg Corporation                          December 16, 1999     Provides niche mechanical/heating, ventilation and air
                                                                  conditioning services within the Mid-Atlantic region.

 Dura-Wood Treating Company                 December 30, 1999     Serves the southwest with creosote-treated railroad cross ties, switch ties and crossing panels.

         The combined purchase price for these 1999 acquisitions was $130.5 million in cash, $18.1 million of promissory notes payable and deferred payments, and 593,221 shares of RailWorks Common Stock at an aggregate market value (as of the date of issuance) of approximately $6.0 million, plus the potential to receive earn-outs if targeted revenue and profit goals are achieved over the next five years. The fair market value of assets purchased was $58.5 million and the preliminary goodwill recorded was approximately $96.1 million. Subsequent to the initial recording of goodwill, an additional $67.5 million of goodwill has been recorded through December 31, 2001 relating to these 1999 acquisitions. This includes $29.4 million of goodwill related to the settlement of 1999, 2000 and 2001 contingent purchase price payments for these 1999 acquisitions. Other subsequent adjustments to goodwill reflect the resolution of the uncertainties related to the fair value of contracts acquired and the appraisal of fixed assets acquired, which were recorded within the one year allowable period. During 2000, the Company recorded an impairment charge for the goodwill associated with the FCM Rail, Ltd acquisition and a portion of the goodwill associated with the Neosho acquisition. During 2001, the Company recorded an impairment charge for the goodwill associated with the Twigg Corporation acquisition and the remainder of the goodwill associated with the Neosho acquisition.

         During the year ended December 31, 2000, the Company completed the following acquisitions:

         Company or Entity Name               Date Acquired                            Description of Operations
         ----------------------               -------------                            -------------------------

Breaking Technology and Equipment, Inc.       April 17, 2000      Specializes in demolition services in the rail transit industry in the New York City metropolitan area.

Western Tar Corporation                         May 31, 2000      Manufactures cross ties and switch ties for sale to class I railroads, regional railroads, transit authorities and railroad contractors.

Hovey Industries                                June 8, 2000      Manufactures railway switch heaters and railroad equipment shelters.

HSQ Technologies, Inc.                         June 30, 2000      Provides turnkey systems solutions for rail oriented
                                                                  transportation authorities and other large institutions.

Advanced Railroad Specialties, Inc.            July 20, 2000      Specializes in construction, repair and maintenance of railroad tracks.

         The combined purchase price for these 2000 acquisitions was $18.5 million in cash and 1,014,677 shares of the Company's common stock at an aggregate market value (as of the date of issuance) of approximately $8.2 million, plus, for certain acquisitions, the potential to receive earn-out payments over the next three years if targeted revenue and profit goals are achieved. The estimated fair market value of assets purchased was approximately $9.3 million and the preliminary goodwill recorded was approximately $17.4 million. Subsequent to the initial recording of goodwill, an additional $1.3 million of goodwill has been recorded through December 31, 2001 relating to these 2000 acquisitions. This includes $0.2 million of goodwill related to the settlement of 2000 contingent purchase price payments for these 2000 acquisitions. Other subsequent adjustments to goodwill reflect the resolution of the uncertainties related to the fair value of contracts acquired and the appraisal of fixed assets acquired, which were recorded within the one year allowable period. During 2001, as discussed previously, the Company recorded an impairment charge for the goodwill associated with the Hovey Industries acquisition.

         During the year ended December 31, 2001, the Company completed the following dispositions:

             Company or Entity Name          Date Disposed                            Description of Operations
             ----------------------          -------------                            -------------------------

    FCM Rail, LTD.                          February 1, 2001      Provides customized leasing services to users of on-track rail equipment.

    RailWorks W.T. Byler, L.P. Civil and       June 20, 2001      Provides track and transit construction, repair and maintenance
    Maintenance Divisions                                         to public and private industrial customers in Texas and
                                                                  surrounding states.

         The combined sales price for these 2001 dispositions was $23.1 million in cash and approximately $7.2 million in other consideration including the forgiveness of earnout payments due, deferred purchase price obligations and the receipt of RailWorks Corporation common stock outstanding. As partial consideration for the sale of the civil and maintenance divisions of RailWorks W.T. Byler, L.P., the Company received 300,000 shares of its issued and outstanding common stock with an approximate market value at the date of sale of $1.0 million. This stock received has been classified as treasury stock in the accompanying consolidated balance sheet as of December 31, 2001. The Company recorded a loss from the sale of these dispositions of approximately $14.6 million during 2001 primarily related to the write off of goodwill.

         The summary unaudited pro forma combined results of operations for the 2001 dispositions and the 2000 and 1999 acquisitions as if each of the acquisitions and dispositions occurred at the beginning of the period are as follows (in thousands, except per share data):

                                          2001           2000          1999
                                       ---------      ---------      --------
         Revenue .................     $ 584,955      $ 662,959      $637,333

         Net income ..............      (144,404)       (62,149)       19,771

         Earnings per share ......         (9.63)         (4.18)         1.39


8.       ACCOUNTS RECEIVABLE AND CONTRACTS IN PROGRESS

         Accounts receivable at December 31, 2001 and 2000 consisted of the following (in thousands):

                                          2001         2000
                                       --------     --------
         Billed ..................     $131,386     $148,299

         Retainages ..............       43,043       44,541
                                       --------     --------
                                       $174,429     $192,840
                                       ========     ========

         Retainages of approximately $10.5 million and $12.3 million at December 31, 2001 and 2000 are invested in U.S. government obligations and municipal bonds. Management believes that approximately 40% of all retainages as of December 31, 2001 will be collected within one year.

         Costs and estimated earnings in excess of billings on uncompleted contracts arise when revenues have been recorded but the amounts cannot be billed currently under the terms of the contracts. Such amounts are recoverable from customers upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of the contract. The Company anticipates that substantially all amounts, other than unanticipated additional contract costs (see below), will be billed and collected within one year.

         The Company has recorded as costs and estimated earnings in excess of billings on uncompleted contracts amounts that it seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to both scope and price, or other customer-related causes of unanticipated additional contract costs (pending change orders or claims). These amounts are recorded at their estimated net realizable value when realization is probable and can be reasonably estimated. No profit is recognized on the construction costs incurred in connection with these amounts. Pending change orders and claims involve the use of estimates and it is reasonably possible that revisions to the estimated recoverable amounts of recorded pending change orders and claims may be made in the near-term. Claims made by the Company involve negotiation and, in certain cases, litigation. The Company may seek to recover these costs as part of the claim. The Company believes that it has established legal bases for pursuing recovery of recorded claims and it is management's intention to pursue and litigate these claims, if necessary, until a decision or settlement is reached.

         The Company is pursuing unanticipated additional contract costs on certain uncompleted and completed contracts. Costs and estimated earnings in excess of billings on uncompleted contracts includes unbilled revenues of approximately $10.3 million and $4.8 million at December 31, 2001 and 2000, respectively, related to these contracts. In addition, billed accounts receivable, net and retainages include contractually billed amounts related to these contracts of approximately $15.8 million and $13.3 million at December 31, 2001 and 2000, respectively. Certain contractually billed amounts related to these contracts may not be paid by the customer to the Company until final resolution of the contract.

         Costs and estimated earnings at December 31, 2001 and 2000, on uncompleted contracts and related amounts billed are as follows (in thousands):

                                           2001           2000
                                       ----------     ----------
         Costs ...................     $  820,301     $1,011,008

         Estimated earnings ......         74,998        137,290
                                       ----------     ----------

                                          895,299      1,148,298

         Billings ................        868,415      1,138,340
                                       ----------     ----------
                                       $   26,884     $    9,958
                                       ==========     ==========

         Such amounts are included in the accompanying consolidated balance sheets under the following captions (in thousands):

                                                                                          2001          2000
                                                                                       --------      --------
Costs and estimated earnings in excess of billings on uncompleted contracts ......     $ 40,693      $ 31,638

Billings in excess of costs and estimated earnings on uncompleted contracts ......      (13,809)      (21,680)
                                                                                       --------      --------

                                                                                       $ 26,884      $  9,958
                                                                                       ========      ========

9.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consisted of the following at December 31, 2001 and 2000 (in thousands):

                                                                  2001      2000
                                                               --------  --------

                  Land and buildings.......................    $  6,775  $  7,062

                  Transportation equipment.................      12,086    12,063

                  Machinery and equipment..................      51,852    81,218

                  Office furniture and equipment...........       6,833     4,662

                  Leasehold improvements...................       2,636     2,591
                                                               --------  --------

                                                                 80,182   107,596

                  Less accumulated depreciation and
                  amortization.............................      29,219    24,521
                                                               --------  --------

                  Property, plant and equipment, net.......    $ 50,963  $ 83,075
                                                               ========  ========

         Depreciation and amortization expense on property, plant and equipment charged to operations for the years ended December 31, 2001, 2000 and 1999 was approximately $14.0 million, $14.6 million and $8.1 million, respectively.

10.      LONG-TERM DEBT

         Long-term debt consisted of the following at December 31, 2001 and 2000 (in thousands):

                                                             2001           2000
                                                           -------        --------

                  Revolving credit agreement (a)........   $    --        $ 77,000

                  Term note (a).........................        --          99,500

                  Senior subordinated notes (b).........        --         174,020

                  Seller promissory notes (c)...........        --           7,160

                  Canadian credit facility (d)..........     5,000           6,600

                  Debtor in possession financing (e)....    36,400              --

                  Fixed asset notes.....................       469          16,619
                                                           -------        --------

                                                            41,869         380,899

                  Less current portion..................    41,523          22,733
                                                           -------        --------

                                                           $   346        $358,166
                                                           =======        ========

         As of December 31, 2001, the Company had a total of $411.1 million of debt outstanding, which includes the amounts listed above in addition to approximately $369.2 million that has been classified as liabilities subject to compromise. Included in liabilities subject to compromise are the Company's Notes outstanding of approximately $173.1 million, a Term Loan of approximately $ 94.3 million, a Revolver of approximately $97.5 million, seller promissory notes of approximately $2.0 million and fixed asset and other notes payable of approximately $2.3 million.

         a) The Company has a secured revolving credit and term loan agreement with Bank of America, N.A. and other lenders (the "Credit Agreement"). The revolving credit portion of the Credit Agreement ("Revolver") expires on November 5, 2004. The proceeds of the Credit Agreement were utilized to finance working capital requirements and to issue letters of credit prior to the Filing Date. The aggregate amount of letter of credit obligations that can be drawn against the Credit Agreement is $20.0 million. At December 31, 2001 and 2000 there were outstanding letters of credit under the Credit Agreement for approximately $0.3 million. Interest on loans, commitment fees, and letter of credit fees are based upon consolidated leverage ratios in a pricing matrix, which may be based on Prime or LIBOR.

         On April 28, 2000 the Company amended the Credit Agreement to increase the $30.0 million term loan portion to $100.0 million (the "Term Loan"). The initial proceeds of the Term Loan were utilized to pay down the revolving credit portion of the Credit Agreement and to refinance the outstanding Term Loan of $30.0 million. The Term Loan, which is fully drawn, is repayable in consecutive quarterly principal installments. The Amendments, discussed below, revised the principal amortization schedule of the Term Loan with the first of said changes coming into effect December 31, 2002. The Term Loan is repayable in four consecutive quarterly principal installments of $1.25 million commencing March 31, 2002, four consecutive quarterly installments of $1.88 million, commencing March 31, 2003, three consecutive quarterly installments of $2.5 million commencing March 31, 2004, and eight consecutive quarterly principal installments of $9.78 million each commencing December 31, 2004 and ending September 30, 2006. The final maturity of September 30, 2006 of the Term Loan remains unchanged by the Amendments. As a result of the bankruptcy filing, no payments have been made on the Term Loan since the Filing Date.

         On December 15, 2000, the Company entered into a first amendment to the Credit Agreement (the "First Amendment") pursuant to which the Company was granted a $15.0 million increase in funding availability under an adjusted borrowing base. The First Amendment increased the interest cost for all borrowings in accordance with an expanded pricing grid. The First Amendment also adjusted the Company's availability under the Revolver to $100.0 million. A one-time amendment fee of approximately $1.2 million was paid on the Credit Agreement for the First Amendment.

         On February 13, 2001, the Company entered into a second amendment to the Credit Agreement (the "Second Amendment") pursuant to which the Company was granted approval to execute the sale for cash of the capital stock of its wholly owned subsidiary, FCM Rail, Ltd. As a result of this sale the Revolver was reduced by $4.9 million and the availability under the Revolver was reduced by $3.9 million to $96.1 million, by the portion of the sale proceeds applicable to the revolving credit commitment. Similarly, the Term Loan was reduced by prepayments totaling $4.5 million, which were applied in inverse order of maturities to the final scheduled principal repayment of the Term Loan. The Second Amendment also revised two leverage ratios and established a new minimum net worth covenant in order to accommodate the impact on certain financial covenants of the disposition of FCM Rail, Ltd. There was no interest pricing increase nor were any fees payable in connection with obtaining the Second Amendment.

         Effective June 18, 2001, the Company entered into a third amendment to the Credit Agreement (the "Third Amendment") pursuant to which the availability under the Revolver was increased to $111.0 million through September 30, 2001. In connection with the Third Amendment, the Company agreed to pay an amendment fee of approximately $0.4 million and issued to the lenders under the Credit Agreement (the "Lenders") warrants to purchase the Company's common stock in an amount equal to approximately two percent (2.0%) of the fully diluted and outstanding equity of the Company as of June 18, 2001 (or 379,359 shares) at an exercise price of $0.01 per share, as discussed previously. Under the Third Amendment, all amounts outstanding under the Credit Agreement bore interest at a per annum rate one-half percent (0.5%) higher than previously applicable, or 4.0% above prime rate for the Term Loan and 3.0% above prime rate for the Revolver. The Company was not allowed to enter into any LIBOR contracts during the term of the Third Amendment, which expired on September 30, 2001, and was required to have prime rate-based borrowings during such term. Under the Third Amendment, the Lenders waived the Company's noncompliance with certain financial covenants for the period ended June 30, 2001, but the Company was required to achieve minimum earnings before interest, taxes, depreciation and amortization (EBITDA) of $15.0 million for the quarter ending June 30, 2001. The Company failed to achieve the minimum EBITDA for the quarter ending June 30, 2001. In addition, the Company exceeded the permitted borrowing base under the Credit Agreement.

         As a result of the foregoing, on August 7, 2001, the Company sought a waiver from the Lenders for its noncompliance with the EBITDA covenant under the Third Amendment, its exceeding the permitted borrowing base under the Credit Agreement and its noncompliance with certain other covenants under the Third Amendment. The Company's noncompliance with certain of these covenants under the Third Amendment and the Credit Agreement provided the Lenders with the right to accelerate payment of all amounts owed by the Company under the Credit Agreement and to prohibit the Company from effecting any further borrowings under the revolving credit commitment. On August 13, 2001, the Lenders notified the Company that they had declined to provide the waivers sought.

         The Credit Agreement and the Term Loan are collectively secured by a first lien on all of the capital stock of the Company's domestic subsidiaries and on all accounts receivable of the Company and its domestic subsidiaries. Both the Credit Agreement and the Term Loan contain restrictive covenants that, among other things, impose limitations on the Company with respect to its ability to incur additional indebtedness, make certain investments, sell assets or pay dividends. The Credit Agreement and the Term Loan also contain various financial covenants which require the Company to meet certain targets including, but not limited to, the maintenance of minimum net worth, earnings before interest, taxes, depreciation and amortization (EBITDA) to debt ratios, minimum quarterly EBITDA and fixed charge coverage ratio. As of the Filing Date, the Company was not in compliance with certain of these financial covenants.

         As a result of the Chapter 11 filings, the Company has classified the amounts under the Credit Agreement as liabilities subject to compromise in the consolidated balance sheet. This includes approximately $97.5 million outstanding under the Revolver agreement and approximately $94.3 million under the Term Loan. In addition, the Company has not made interest payments on the Revolver or the Term Loan since July 2001 and has not accrued any interest on these obligations since the Filing Date. As such, approximately $3.8 million of prepetition accrued interest related to the Credit Agreement has been included in liabilities subject to compromise as of December 31, 2001.

         b) On April 7, 1999, the Company sold $125.0 million of 11.5% senior subordinated notes (the "Notes") in a private placement pursuant to Rule 144A under the Securities Act of 1933. On July 1, 1999, the Company made an offer to exchange the $125.0 million outstanding Notes for new Notes with terms that were substantially identical to the outstanding Notes, except that the new Notes are freely tradable. On September 30, 1999 the Company sold an additional $50.0 million of its 11.5% senior subordinated notes at a 2.125% discount in a private placement pursuant to Rule 144A under the Securities Act of 1933. On December 20, 1999, the Company made an offer to exchange the $50.0 million outstanding Notes for new Notes with terms that were substantially identical to the outstanding Notes, except that the new Notes are freely tradable. All $175.0 million of the Notes have an interest rate of 11.5%, payable semi-annually on April 15 and October 15 and are due in 2009 with no interim amortization requirements. The net proceeds from both offerings were used to repay indebtedness under the Credit Agreement and other indebtedness. The Notes may be redeemed at any time on or after April 2004. In addition, until April 15, 2002, up to 35% of the Notes may be redeemed with the net proceeds of certain equity offerings. If the Company undergoes a change of control or sells certain of its assets, the Company may be required to offer to purchase the Notes. The Notes are unsecured and subordinated to all of the Company's existing and future senior debt, including obligations under the Credit Agreement. On June 18, 2001, the Company exchanged 140,326 shares of its $0.01 par value common stock for $1.0 million of the Notes outstanding. In connection with this transaction, the Company has recorded an extraordinary gain on the extinguishment of debt of approximately $537,000 in the consolidated statement of operations. As a result of the Chapter 11 filings, the Company has classified the Notes outstanding of approximately $173.1 million as liabilities subject to compromise as of December 31, 2001. In addition, as a result of the Chapter 11 filings, the Company did not make its semi-annual interest payment due on October 15, 2001 and has not accrued any interest on these obligations since the Filing Date. As such, approximately $8.6 million of prepetition accrued interest related to the Notes has been included in liabilities subject to compromise as of December 31, 2001.

         c) In conjunction with several of the acquisitions, the Company issued promissory notes payable over the next several years representing additional purchase price consideration in each respective acquisition. The promissory notes bear interest and typically mature on the anniversary date of each respective acquisition. As a result of the Chapter 11 filings, the remaining amount due, totaling approximately $2.0 million as of December 31, 2001, has been classified as liabilities subject to compromise in the consolidated balance sheet.

         d) On June 30, 2000 the Company, through its wholly owned Canadian holding company, RailWorks of Canada Company, entered into a new Canadian Operating Credit Agreement (the "Canadian Facility") with the Royal Bank of Canada in the amount of Canadian Dollars 12.0 million (approximately U.S. Dollars $7.6 million) for borrowings in Canadian Dollars or U.S. Dollars by the Company's wholly owned Canadian subsidiaries on a revolving basis. The proceeds of the Canadian Facility are utilized to finance working capital requirements and to refinance previously outstanding acquisition related debt. Interest on loans and bankers acceptances fees are based upon consolidated leverage ratios of the Company's Canadian group in a pricing matrix which may be based on Canadian or U.S. Prime, U.S. LIBOR, or Canadian Bankers Acceptances. The Canadian Facility is secured by all of the assets of the Company's Canadian subsidiaries but is not guaranteed by the Company. The Canadian Facility is repayable on demand and has no set final maturity. As such the debt is classified as a current liability in the consolidated balance sheet.

         RailWorks of Canada Company currently has intercompany receivables outstanding from certain of the Company's Debtor subsidiaries. Notwithstanding that the Plan provides for the full payment of all prepetition intercompany debts, a reserve against this receivable could trigger an event of default under the financial covenants in the Canadian Facility.

         e) On October 5, 2001 and October 9, 2001 the Company entered into the DIP Facility, which includes: 1) a DIP Transit Revolving Credit Agreement (the "Transit Revolver") with CSFB for up to $30.0 million (subsequently increased to $45 million as discussed below) of financing supporting the transit services division's operations; 2) a DIP Bond Support Credit Agreement (the "Bond Support Facility") with CSFB for up to $40.0 million of collateral supporting the transit services division's project surety bonds underwritten by Travelers; 2) a DIP Transit Bonding Facility (the "Bonding Facility") with Travelers for up to $100.0 million of surety bond commitment supporting the transit services division's project bonding requirements; and 4) a DIP Financing Agreement (the "TP&S Revolver") with certain lenders represented by BOA as administrative agent for up to $35.0 million of financing and letter of credit commitments supporting the track services and products & services divisions' operating cash obligations and project bonding requirements.

         Under the Transit Revolver, the Company is obligated to pay: 1) an up-front fee of 3.00% of the aggregate commitments; 2) an unused commitment fee of 0.50% per annum on the average daily unused portion of the commitment; and
3) an additional fee of $900,000 (together with the Additional Fee for the TP&S Revolver referred to below, the "Additional Fees") if the Company does not have a plan of reorganization acceptable to CSFB, BOA and Travelers confirmed by the Bankruptcy Court by April 30, 2002 and/or consummated by May 15, 2002. Borrowings under the Transit Revolver bear interest at the prime rate plus 3.00%.

         Under the Bond Support Facility the Company is obligated to pay: 1) an up-front fee of 3.00% of the aggregate commitments; 2) an unused commitment fee of 0.50% per annum on the average daily unused portion of the commitment; and
3) a letter of credit fee of 1.50%; and a fronting and negotiation issuer fee of 0.125% per annum, both calculated on the average daily maximum amount to be drawn under the letters of credit from the date of issuance to the date of expiration.

         Under the Bonding Facility the Company is obligated to pay: 1) to Travelers all premiums due for bonds issued within 60 days of issuance; 2) any broker's fees or commissions for all bond issuances; and 3) to Travelers a monthly management fee of $10,000. In connection with the issuance of any bond under the Bonding Facility, and as a necessary condition precedent thereto, we must obtain cash collateral or a letter of credit in an amount of 40% of the penal sum of such bond as security for such bond.

         Under the TP&S Revolver, the Company is obligated to pay: 1) an up-front fee of 3.00% of the aggregated commitment amount; 2) an administrative fee of $125,000; 3) a letter of credit fee of 1.50%; and a fronting and negotiation issuer fee of 0.125% per annum, both calculated on the average daily maximum amount to be drawn under the letters of credit from the date of issuance to the date of expiration; 4) a monthly adequate protection payment of $500,000, and 5) an additional fee of $750,000 if the Company does not have a plan of reorganization acceptable to CSFB, BOA and Travelers confirmed by the Bankruptcy Court within five months after the Filing Date (February 20, 2002) and/or consummated within six months after the Filing Date (March 20, 2002). Borrowings under the TP&S Revolver bear interest at the prime rate plus 3.00%.

         All upfront commitment fees and fronting fees associated with the Transit Revolver, the Bond Support Facility, the Bonding Facility and the TP&S Revolver have been capitalized and are being amortized as a component of interest expense over the term of the DIP Facility, which is one year. Unused commitment fees, letter of credit fees, brokers fees, management fees, administrative fees and other interest related fees are recorded as interest expense in the period incurred. The monthly adequate protection payments required under the TP&S Revolver have been expensed as incurred and are included in reorganization items in the consolidated statement of operations.

         On October 5, 2001, the Bankruptcy Court approved, on an interim basis, up to $81 million of the DIP Facility, or approximately half of the commitments related to the Transit Revolver, the Bonding Facility, the Bond Support Facility and the TP&S Revolver. On October 23, 2001, the Bankruptcy Court issued its final approval of the DIP Facility, thereby authorizing the Debtors to utilize all commitments related to the Transit Revolver, the Bonding Facility, the Bond Support Facility and the TP&S Revolver. The DIP Facility matures on September 30, 2002. As of December 31, 2001, outstanding borrowings under the components of the DIP Facility consisted of $27.5 million under the Transit Revolver and $8.9 million under the TP&S Revolver. There were approximately $0.4 million and $3.6 million of collateral and letters of credits outstanding under the Bond Support Facility and the TP&S Revolver, respectively, as of December 31, 2001. As of March 15, 2002, approximately $45.0 million was outstanding under the Transit Revolver, consisting of $30.0 million of borrowings and a $15.0 million letter of credit; $21.3 million was outstanding under the TP&S Revolver, consisting of $15.6 million of borrowings and $5.7 million of letters of credit; and approximately $10.6 million of collateral was outstanding under the Bonding Facility.

         On February 1, 2002, the Bankruptcy Court authorized the amendment and restatement of the Transit Revolver to, among other things, provide for an increase in the amount of the commitment thereunder from $30 million to $45 million and to allow for the issuance of a $15 million letter of credit to secure certain of the Company's commercial insurance obligations. In connection with the amendment, the Company is obligated to pay a letter of credit issuance fee equal to $225,000, payable in four equal quarterly installments beginning on March 31, 2002. On March 5, 2002, the Bankruptcy Court authorized the Debtors to replace the TP&S Revolver with a substantially identical revolving facility. In connection with the replacement of the TP&S Revolver, the lenders under both the Transit Revolver and the TP&S Revolver agreed to extend the triggering deadlines for the payment of the Additional Fees referred to above to April 30, 2002 and May 15, 2002, respectively, related to the confirmation and/or consummation of the reorganization plan. Also, in connection with the replacement of the TP&S Revolver, the minimum EBITDA covenants for the track and products and services divisions were yet to be agreed upon.

         The Company's obligations under the DIP Facility are jointly and severally guaranteed by each of the other Debtors. Generally, pursuant to the DIP Facility agreements, the Company has granted to the DIP Facility lenders first priority liens and security interests (subject to valid, perfected, enforceable and non-avoidable liens existing as of the Filing Date and other carve-outs and exceptions as fully described in the DIP Facility and the Bankruptcy Court orders related thereto) in all of the Debtors' property. The DIP Facility agreements limit, among other things, the Company's ability to incur additional indebtedness or obligations, to permit additional liens, to make additional acquisitions, to sell or dispose of assets, to create or incur liens on assets, and to merge or consolidate with any other entity. The DIP Facility also limits the Company's ability to file certain "Material Pleadings" in its Chapter 11 case, unless it first obtains the consent of BOA, CSFB and Travelers. Pleadings requiring the consent of BOA, CSFB and Travelers include, among others, a plan of reorganization and disclosure statement, material asset sale motions, and an employee retention plan motion. The DIP Facility contains customary representations, warranties and covenants, including certain financial covenants and DIP Facility usage covenants and a minimum EBITDA covenant for the Company's track and products and services groups. The breach of any such provisions, to the extent not cured or waived within applicable grace or cure periods, could result in the Company's inability to obtain further advances under the DIP Facility and the potential exercise of remedies by the lenders under the DIP Facility, which could materially impair the Company's ability to reorganize under Chapter 11. There can be no assurance that the funding provided by the DIP Facilities will be sufficient to satisfy our working capital needs or that we will be able to secure additional financing if needed. As of December 31, 2001, the Company's track and products and services groups were not in compliance with the minimum EBITDA covenant under the TP&S Revolver. As discussed above, the TP&S Revolver was subsequently replaced with an identical facility that, among other things, cured any defaults existing under the previous facility. The Company is currently in compliance with the covenants under the DIP Facility.

11.      INCOME TAXES

         The Company files a consolidated federal income tax return. Canadian and state and local tax returns are filed in accordance with the applicable Canadian and state and local tax laws and regulations. The following table presents the breakdown of pre-tax income (loss) before minority interest in losses and extraordinary items between domestic and foreign operations for the years ended December 31, 2001, 2000 and 1999 (in thousands):

                                    2001               2000               1999
                                -----------         ---------          ---------

                  Domestic      $  (137,878)        $ (62,188)         $  24,413
                  Foreign               168             5,068              6,736
                                -----------         ---------          ---------
                                $  (137,710)        $ (57,120)         $  31,149

         The income tax provision in the accompanying consolidated statements of operations for the years ended December 31, 2001, 2000 and 1999 consists of (in thousands):

                                               2001               2000            1999
                                              -------           -------          -------

                  Current:
                      Federal ......          $    --           $    --          $    --
                      Foreign ......            1,251             2,268            1,599
                      State ........              339               607              140
                                              -------           -------          -------
                                                1,590             2,875            1,739
                                              -------           -------          -------
                  Deferred:
                      Federal ......            2,409                --            6,128
                      Foreign ......             (336)               --            1,436
                      State ........              412                --            1,760
                                              -------           -------          -------
                                                2,485                --            9,324
                                              -------           -------          -------
                                              $ 4,075           $ 2,875          $11,063
                                              =======           =======          =======

         Factors accounting for the variation from U.S. statutory income tax rates relating to continuing operations for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

                                                                        2001              2000              1999
                                                                      --------          --------          --------

                  Federal income taxes at the statutory
                  rate .....................................          $(48,199)         $(19,992)         $ 10,902
                  Foreign taxes ............................               915             2,268               505
                  State and local taxes, net of federal
                  benefit ..................................               488               607             1,900
                  Other (primarily non-deductible
                  goodwill) ................................            13,132             5,682             1,468
                  Change in valuation allowance ............            37,739            14,310            (3,712)
                                                                      --------          --------          --------
                                                                      $  4,075          $  2,875          $ 11,063
                                                                      ========          ========          ========

         The components of the deferred income tax accounts in the accompanying consolidated balance sheets at December 31, 2001 and 2000 are as follows (in thousands):

                                                                                      2001              2000
                                                                                    --------           --------

Deferred tax assets:
  Net operating loss carryforward ........................................          $ 54,831           $ 19,935
  Excess of amounts expensed for financial statement purposes over
     amounts deducted for income tax purposes ............................            21,090             18,982
  State and local income taxes, net of federal tax benefits ..............             3,604              2,775
                                                                                    --------           --------

Total deferred tax asset .................................................            79,525             41,692
                                                                                    --------           --------
Deferred tax liabilities:
  Costs capitalized for financial statement purposes and deducted for
     income tax purposes .................................................             3,769             11,715
  State and local income taxes, net of deferred federal tax benefits .....               644              1,602
                                                                                    --------           --------

Total deferred tax liability .............................................             4,413             13,317
                                                                                    --------           --------
Net deferred tax asset  before valuation allowance .......................            75,112             28,375
Valuation allowance for deferred tax asset ...............................           (75,663)           (26,465)
                                                                                    --------           --------
                                                                                    $   (551)          $  1,910
                                                                                    ========           ========

12.      PREFERRED STOCK

         The Company has authorized 10,000,000 shares of Series A convertible preferred stock. The stock has no voting rights, shares dividends ratably with the common stock, is non-cumulative and has a liquidation preference over shares of common stock. Each share of preferred stock is convertible into 100 shares of the Company's common stock. On October 8, 1998, the Company issued 13,700 shares of its nonvoting Series A convertible preferred stock in exchange for 1,370,000 shares of common stock. Each share of Series A convertible preferred stock is convertible to 100 shares of common stock upon five days prior written notice from the holder, subject to certain conditions.

13.      STOCK OPTIONS AND WARRANTS

         On August 13, 1998, the Board of Directors approved the 1998 Stock Incentive Plan (the "Stock Incentive Plan") which provides for the granting or awarding of stock options and stock appreciation rights to non-employee directors, officers and other key employees (including officers of the Subsidiaries) and consultants. The Stock Incentive Plan reserves for issuance 2,000,000 shares of common stock. In general, the terms of the option awards (including vesting schedules) will be established by the Compensation Committee of the Company's board of directors.

         Various key management employees as well as officers of acquired companies have been issued options to purchase shares of common stock with exercise prices equal to the price of the common stock on the dates of each of the respective grants. In all cases, the options expire ten years after the date of grant.

         In connection with the Third Amendment, the Company was required to issue to the Lenders warrants to purchase 379,359 shares of the Company's common stock at $0.01 per share. These warrants have customary anti-dilution protection for stock splits, dividends and distributions. The warrants became exercisable in four equal monthly increments beginning on September 30, 2001 and ending December 31, 2001, and the warrants expire on July 31, 2011. The Company agreed to deliver registered shares with respect to the common stock issuable upon exercise of the warrants. The Company has calculated the fair market value of these warrants to be approximately $1.2 million using the Black-Scholes pricing model. This amount has been included in liabilities subject to compromise in the consolidated balance sheet as of December 31, 2001.

         The following table summarizes stock option activity for the Company:

                                                                                      WEIGHTED AVERAGE
                                                                    SHARES             EXERCISE PRICE
                                                                   ---------          ----------------

                  Balance, December 31, 1998 .........                30,000             $   10.02
                  Granted ............................             1,027,500                  9.92
                  Forfeited ..........................               (30,000)                (9.38)
                  Exercised ..........................                    --                 --
                                                                   --------
                  Balance, December 31, 1999 .........             1,027,500                  9.94

                  Granted ............................               426,449                  8.65

                  Forfeited ..........................              (364,000)               (10.33)
                  Exercised ..........................                    --                 --
                                                                   --------
                  Balance, December 31, 2000 .........             1,089,949                  9.38

                  Granted ............................             1,150,302                  1.09

                  Forfeited ..........................              (394,392)                (6.96)
                  Exercised ..........................                (2,500)                (1.50)
                                                                   --------
                  Balance, December 31, 2001 .........             1,843,359                  4.88
                                                                   ========
                  Exercisable, December 31, 2001 .....             1,295,859             $    4.97

         The weighted average fair value of options granted in 2001, 2000 and 1999 at market value was $2.09, $4.43 and $4.52, respectively.

         The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                  Risk-free interest rate at date of
                  grants............................      5.12%--6.85%
                  Expected lives....................     3 to 10 years
                  Expected volatility...............    43.0% - 173.0%
                  Expected dividend yield...........                0%

         The following table summarizes information about stock options outstanding at December 31, 2001, 2000 and 1999:

                                            NUMBER OF OPTIONS          WEIGHTED              WEIGHTED
                                              OUTSTANDING AT       AVERAGE REMAINING          AVERAGE
                    EXERCISE PRICE          DECEMBER 31, 2001      CONTRACTUAL LIFE        EXERCISE PRICE
                    --------------          -----------------      -----------------       --------------

                    $0.01 to 11.50             1,843,359                 8.54                 $ 4.88
                                               =========                 ====                 ======

                                            NUMBER OF OPTIONS          WEIGHTED              WEIGHTED
                                              OUTSTANDING AT       AVERAGE REMAINING          AVERAGE
                    EXERCISE PRICE          DECEMBER 31, 2000      CONTRACTUAL LIFE        EXERCISE PRICE
                    --------------          -----------------      -----------------       --------------

                    $2.94 to 11.50.....            1,089,949             8.66                   $ 9.38
                                                   =========             ====                   ======

                                            NUMBER OF OPTIONS          WEIGHTED              WEIGHTED
                                              OUTSTANDING AT       AVERAGE REMAINING          AVERAGE
                    EXERCISE PRICE          DECEMBER 31, 2001      CONTRACTUAL LIFE        EXERCISE PRICE
                    --------------          -----------------      -----------------       --------------

                    $6.06 to 11.50.....         1,027,500                 9.41                 $ 9.94
                                                =========                 ====                 ======


         The Company applies APB No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized in the accompanying consolidated statements of operations for the years ended December 31, 2001, 2000 and 1999 for options granted during the years. Had compensation expense for all stock options granted in 2001, 2000 and 1999 been determined consistent with SFAS No. 123, the Company's net income and net income per share would have been as follows (in thousands, except per share data):

         Net income (loss):                         2001                    2000                  1999
                                                 ---------                --------               -------

           As Reported ..............            $(140,700)               $(59,995)              $20,086
                                                 =========                ========               =======

           Pro Forma ................            $(141,175)               $(61,472)              $18,036
                                                 =========                ========               =======
         Net income (loss) per share:
           As Reported -- basic .....            $   (9.38)               $  (4.04)              $  1.44
                                                 =========                ========               =======
           As Reported -- diluted ...            $   (9.38)               $  (4.04)              $  1.31
                                                 =========                ========               =======
           Pro Forma -- basic .......            $   (9.41)               $  (4.13)              $  1.29
                                                 =========                ========               =======
           Pro Forma -- diluted .....            $   (9.41)               $  (4.13)              $  1.18
                                                 =========                ========               =======

         The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts and additional awards in future years are anticipated.

14.      EMPLOYEE BENEFIT PLANS

         Prior to 2000, certain of the acquired companies had qualified defined contribution employee benefit plans (the "Acquired Company Plans"), the majority of which allowed for voluntary pretax contributions by employees. The Subsidiaries paid all general and administrative expenses of the Acquired Company Plans and in some cases, the Subsidiaries made matching and discretionary contributions to the Acquired Company Plans. The expense incurred related to the Acquired Company Plans by the Company's subsidiaries was approximately $0.8 million for the year ended December 31, 1999.

         Effective January 1, 2000, the Company established a defined contribution plan (the "401K Plan") for employees of the Company and its subsidiaries. All of the Acquired Company Plans have been merged into the 401K Plan. Participants can contribute up to 14% of their compensation to the 401K Plan. The Company matched 50% of each employee's contribution up to 6% of their compensation. During the years ended December 31, 2001 and 2000, the Company made matching contributions to the 401K Plan of approximately $0.8 million.

         Prior to 1997 Comstock was generally self insured for its automobile and general liability insurance and, to a lesser extent, for workers' compensation. Included primarily in accrued payroll and related withholdings, at December 31, 2000 are reserves of approximately $0.1 million, related to this insurance liability. At December 31, 2001, reserves of approximately $0.9 related to this insurance liability are included in liabilities subject to compromise.

         The Company also has nonqualified defined benefit plans covering certain current and former employees of one of the subsidiaries which provides benefits based on years of service and compensation. At December 31, 2001 and 2000 approximately $1.7 million and $1.9 million, respectively, has been recorded as obligations in the accompanying balance sheets related to these plans. At December 31, 2001, this obligation is included in liabilities subject to compromise.

         The Company's self-insurance programs and certain employee benefit plan liabilities are estimated using actuarial estimates and management assumptions. These estimates are based on historical information, along with certain assumptions about future events. Changes in assumptions, as well as changes in actual experience could cause these estimates to change.

15.      LEASE COMMITMENTS

         The Company and its subsidiaries lease various office buildings, machinery, equipment, and vehicles under operating leases expiring at various dates. Most of the real property leases have escalation clauses related to increases in real property taxes. Future minimum lease payments under operating leases are as follows (in thousands):

                  Years Ending December 31

                  2002.................    $ 8,651
                  2003.................      6,653
                  2004.................      4,303
                  2005.................      2,667
                  2006.................      1,063
                  Thereafter...........      1,022
                                           -------
                  Total                     24,359

         Rent expense for all operating leases, including amounts charged to cost of revenues, for the year ended December 31, 2001, 2000 and 1999 was approximately $12.0 million, $7.9 million and $6.5 million, respectively.

16.      RELATED-PARTY TRANSACTIONS

LEASING TRANSACTIONS

         Certain of the subsidiaries lease their operating facilities from former Founding Company owners who remained employees or directors of the Company. Total rent paid to related parties during 2001, 2000 and 1999 amounted to $1.9 million, $1.6 million and $1.1 million, respectively. The Company believes the rents to be the fair market rental value of the property.

17.      COMMITMENTS AND CONTINGENCIES

SIGNIFICANT CUSTOMERS

         The Company derived approximately 37.8%, 37.4% and 41.9% of its revenue for the years ended December 31, 2001, 2000 and 1999, respectively, from its top ten customers. At December 31, 2001, 2000 and 1999, earned revenues from government related funding sources were approximately 32%, 25% and 44%, respectively, of total earned revenues. Approximately 17.9%, 17.1%, and 17.7% of the Company's revenue for the years ended December 31, 2001, 2000 and 1999, respectively, was derived from projects undertaken for the NYCTA. These projects were undertaken under a number of separate contracts. If the NYCTA were to significantly reduce the amount of business that it does with us or determine not to do business with us in the future, it would have a material adverse effect on our business, financial condition and results of operations. No customer other than NYCTA accounted for more than 3.2% of our revenue for the year ended December 31, 2001.

PERFORMANCE BONDS

         The Company's performance under certain construction contracts is secured by performance bonds for which the Company pays a separate fee.

EMPLOYMENT CONTRACTS

         Certain executives of the Company have entered into employment agreements with the Company. In general, the employment agreements provide that, in the event of a termination of employment by the Company without cause, such employee will be entitled to receive from the Company an amount in cash equal to the employee's then current annual base salary for the remainder of the term.

CONTINGENT PURCHASE PRICE FOR ACQUISITIONS

         The former shareholders of certain of the Company's acquisitions are eligible to receive additional cash amounts ("earn-outs"), consisting of cash, as adjustments to the purchase prices paid for those companies. Such cash payments are contingent upon the achievement of earnings targets over the next 2 to 5 years depending on each agreement. At December 31, 2001, approximately $10.0 million was recorded as an obligation regarding unpaid amounts under the earn-out program for various companies achieving their performance targets during 2000 and 2001. Of this amount, approximately $5.3 million relates to unpaid 2000 earn-outs and approximately $4.7 million relates to 2001 earn-outs. Earn-out obligations of approximately $7.7 million related to our domestic subsidiaries are included in liabilities subject to compromise as of December 31, 2001.

         During 2001, approximately $4.0 million was paid to the former shareholders of certain acquired companies representing earn-out payments based on operating performance for the year ended December 31, 2000 and $4.6 million was forgiven as partial consideration in the sale of the civil and maintenance divisions of RailWorks W.T. Byler L.P. Earn-out payments are recorded as additional purchase price consideration relating to the acquisitions.

ENVIRONMENTAL

         The Company's operations are subject to extensive federal, state and local regulations under environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste, hazardous substances, underground and aboveground storage tanks and soil and groundwater contamination. The Company is also subject to certain federal, state and local environmental laws and regulations relating to the use of creosote. Creosote is used in certain of the Company's manufacturing processes to treat wood railroad ties so that they can withstand exposure to outside elements. Creosote, a coal tar treated derivative, has been recognized by the environmental regulating agencies as a hazardous material. The Company believes that it is in compliance with all of the various regulations applicable to their businesses and has not been notified of any violations by regulatory agencies.

LITIGATION

         The Company is involved in legal proceedings and claims, asserted by and against the Company, which have arisen in the ordinary course of business.

         On January 3, 2001, Steven G. Hutchinson, Douglas W. Hutchinson and C.
C. Hutchinson commenced an action against Neosho Incorporated and the Company ("Neosho") in the District Court of Shawnee County, Kansas. Plaintiffs alleged breach of the contract between plaintiffs and the Company, dated June 3, 1999, pursuant to which the Company purchased all of the stock of Neosho, and the related employment agreements between each of the plaintiffs and Neosho. In addition, plaintiffs alleged fraudulent misrepresentation arising out of the same transaction. Effective June 30, 2001, a favorable settlement was reached under which, among other things, the Company received a return of escrow related to the purchase of Neosho.

         On September 6, 2001, the Company and the former Chairman of the Board were named as defendants in a class action filed in the United States District Court for the District of Maryland (Baltimore Division), alleging securities fraud claims under the Securities Act of 1934, as amended. The plaintiffs are seeking an undetermined amount of damages. As a result of the bankruptcy filings on September 20, 2001, the District Court has stayed this action as to all defendants and administratively closed the case pending further order of the District Court. The Company believes the suit is without merit and intends to defend itself vigorously if the action is reopened.

18.      FINANCIAL INSTRUMENTS

         RailWorks uses the following methods and assumptions in estimating the fair value of its financial instruments:

         Cash and Cash Equivalents, Accounts Receivable, Accounts Payable and Accrued Expenses -- The carrying amount is equal to fair market value due to their short-term nature.

         U.S. Government and Municipal Bonds -- These securities are classified as held to maturity and are valued at cost which approximates market value.

         Debt -- As of December 31, 2001, the Company's floating rate debt under its Credit Agreement has a carrying value of $191.8 million and an estimated fair value of approximately $128.5 million. As of December 31, 2001, the Company's Notes have a carrying value of $173.1 million and an estimated fair value of approximately $17.0 million. The carrying value of the Company's floating rate DIP Facility and other debt approximates fair value.

         The estimated fair value of the Company's debt is based upon quoted market prices for these or similar issues or valuations obtained from trading desks. The estimated fair value of the Company's debt could change significantly as a result of the Plan as more fully described in Note 21, or other factors.

19.      SEGMENT REPORTING

         The following matrix presents operational and financial condition data as of and for the year ended December 31, 2001 for analysis by reportable segment (in thousands):

                                                       TRANSIT      RAIL PRODUCTS       RAIL          OTHER/
                                                      SERVICES       AND SERVICES      TRACK         CORPORATE          TOTAL
                                                      ---------     -------------     ---------      ---------        ---------

Total revenues for reportable segments .........      $ 336,524       $ 109,424       $ 178,531       $      --       $ 624,479
Intersegmental revenue .........................             --           6,067           1,813              --           7,880
Depreciation/amortization ......................          2,834           6,124          10,116           1,540          20,614
Segment operating loss .........................        (41,004)        (21,656)           (869)        (17,334)        (80,863)
Costs and estimated earnings in excess of
  billings on uncompleted contracts ............         30,525           3,012           7,156              --          40,693
Segment assets .................................        222,485         126,738         173,980         220,260         743,463

         The Company's reconciliation of segment totals to enterprise values is as follows (in thousands):

        REVENUES:

          Total revenues for reportable segments .......            $ 624,479
          Elimination of intersegment revenues .........               (7,880)
                                                                    ---------
          Consolidated revenues ........................            $ 616,599
                                                                    =========

        ASSETS:

          Total assets for reportable segments .........            $ 743,463
          Elimination of intersegment
        receivables/payables ...........................              (42,056)
          Elimination of investments in subsidiaries ...             (183,554)
                                                                    ---------
          Consolidated assets ..........................            $ 517,853
                                                                    =========

         The Company's Canadian operations produced revenues in 2001 of $35.1 million. The net book value of long-lived assets relating to the Canadian operations amounted to $23.8 million as of December 31, 2001.

         The following matrix presents operational and financial condition data as of and for the year ended December 31, 2000 for analysis by reportable segment (in thousands):

                                                TRANSIT      RAIL PRODUCTS      RAIL        OTHER/
                                               SERVICES       AND SERVICES      TRACK      CORPORATE      TOTAL
                                               ---------     -------------    ---------    ---------    ---------

Total revenues for reportable segments.....    $ 309,929        $123,640      $ 205,307    $     --     $ 638,876
Intersegmental revenue.....................       12,549           4,935          7,355          --        24,839
Depreciation/amortization..................        2,569           8,437         10,579       1,181        22,766
Segment operating profit (loss)............       23,872          10,282         16,673     (72,341)      (21,514)
Costs and estimated earnings in excess of
  billings on uncompleted contracts........       27,304             278          4,056          --        31,638
Segment assets.............................      184,414         138,470        213,667     246,080       782,631

         The Company's reconciliation of segment totals to enterprise values is as follows (in thousands):

         REVENUES:

           Total revenues for reportable segments .......            $ 638,876
           Elimination of intersegment revenues .........              (24,839)
                                                                     ---------
           Consolidated revenues ........................            $ 614,037
                                                                     =========

         ASSETS:

           Total assets for reportable segments .........            $ 782,631
           Elimination of investments in subsidiaries ...             (167,368)
                                                                     ---------
           Consolidated assets ..........................            $ 615,263
                                                                     =========

         The Company's Canadian operations produced revenues in 2000 of $38.3 million. The net book value of long-lived assets relating to the Canadian operations amounted to $27.3 million as of December 31, 2000.

         The following matrix presents operational and financial condition data as of and for the year ended December 31, 1999 for analysis by reportable segment (in thousands):

                                                    TRANSIT     RAIL PRODUCTS     RAIL         OTHER/
                                                    SERVICES     AND SERVICES    TRACK        CORPORATE       TOTAL
                                                    --------    -------------   --------      ---------      --------

Total revenues for reportable segments .......      $250,759      $ 87,128      $145,797      $     --       $483,684
Intersegmental revenue .......................         5,868         4,563         5,148            --         15,579
Depreciation/amortization ....................         1,090         5,824         5,464           430         12,808
Segment operating profit (loss) ..............        24,632         9,493        23,449        (8,986)        48,588
Costs and estimated earnings in excess of
  billings on uncompleted contracts ..........        47,555         4,281         4,459            --         56,295
Segment assets ...............................       173,575       146,621       184,235       216,621        721,052

         The Company's reconciliation of segment totals to enterprise values is as follows (in thousands):

                  REVENUES:

                    Total revenues for reportable segments .......          $ 483,684
                    Elimination of intersegment revenues .........            (15,579)
                                                                            ---------
                  Consolidated revenues ..........................          $ 468,105
                                                                            =========

                  ASSETS:

                    Total assets for reportable segments .........          $ 721,052
                    Elimination of intersegment
                      receivables/payables .......................             (6,920)
                    Elimination of investments in subsidiaries ...           (142,475)
                                                                            ---------
                    Consolidated assets ..........................          $ 571,657
                                                                            =========

         The Company's Canadian operations produced revenues in 1999 of $36.2 million. The net book value of long-lived assets relating to the Canadian operations amounted to $26.2 million as of December 31, 1999

20.      FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTOR AND NON-GUARANTOR
         SUBSIDIARIES

         The Company conducts a significant portion of its business through its subsidiaries. All of the Company's domestic subsidiaries have fully and unconditionally guaranteed the Notes ("Subsidiary Guarantors"). The Company's non-U.S. subsidiaries have not guaranteed the Notes (the "Non-Guarantor Subsidiaries"). The Notes are effectively subordinated in right of payment to all indebtedness and other liabilities (including trade payables) of the Non-Guarantor Subsidiaries.

         Set forth below are condensed consolidating financial statements for the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries as of December 31, 2001 and 2000, and for the years ended December 31, 2001 and 2000. The equity method has been used by the Company with respect to investments in subsidiaries. Separate financial statements for the Subsidiary Guarantors are not presented based on management's determination that they do not provide additional information that is material to investors.

                             RAILWORKS CORPORATION
                     CONDENSED CONSOLIDATING BALANCE SHEET

                        DECEMBER 31, 2001 (IN THOUSANDS)

                                                             DEBTORS-IN-POSSESSION
                                                           ---------------------------
                                                            RAILWORKS
                                                           CORPORATION                      NON-
                                                            (PARENT CO.     GUARANTOR    GUARANTOR
                                                               ONLY)      SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS    CONSOLIDATED
                                                           ------------   ------------  ------------  ------------    ------------
ASSETS:
CURRENT ASSETS:
    Cash and cash equivalents ............................    $   3,310     $  (1,976)    $  1,496     $      --        $   2,830
    Accounts receivable, net .............................           --       169,208        5,221            --          174,429
    Costs and estimated earnings in
      excess of billings on uncompleted contracts ........           --        40,237          456            --           40,693
    Inventories:
          Raw materials ..................................           --         6,191        4,001            --           10,192
          Finished goods .................................           --        11,708          870            --           12,578
    Due from affiliates ..................................           --            --        2,027        (2,027)(a)           --
    Due from parent company ..............................       13,377            --           --       (13,377)(a)           --
    Other current assets .................................        6,989         3,412        1,849            --           12,250
                                                              ---------     ---------     --------     ---------        ---------
                Total current assets .....................       23,676       228,780       15,920       (15,404)         252,972
                                                              ---------     ---------     --------     ---------        ---------
INVESTMENT IN SUBSIDIARIES ...............................      353,926            --           --      (353,926)(b)           --
                                                              ---------     ---------     --------     ---------        ---------
PROPERTY, PLANT AND EQUIPMENT, NET .......................        1,410        42,146        7,407            --           50,963
                                                              ---------     ---------     --------     ---------        ---------
OTHER ASSETS:
     Excess of cost over acquired net
          assets, net of amortization ....................           --       188,440       16,372            --          204,812
     Other ...............................................        8,835           246           25            --            9,106
                                                              ---------     ---------     --------     ---------        ---------
                 Total other assets ......................        8,835       188,686       16,397            --          213,918
                                                              ---------     ---------     --------     ---------        ---------
                       Total .............................    $ 387,847     $ 459,612     $ 39,724     $(369,330)       $ 517,853
                                                              =========     =========     ========     =========        =========

 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY:
 LIABILITIES NOT SUBJECT TO COMPROMISE:
 CURRENT LIABILITIES:
       Cash overdraft ....................................    $      --     $   2,995     $     --     $      --        $   2,995
       Current maturities of long-term debt ..............       36,400            66        5,057            --           41,523
       Accounts payable ..................................          126        28,780        1,435            --           30,341
       Accrued payroll and related
          withholdings ...................................           --         6,266          384            --            6,650
       Accrued interest payable ..........................          442            20           15            --              477
       Billings in excess of costs and
          estimated earnings on uncompleted contracts ....           --        12,655        1,154            --           13,809
       Due to parent company .............................           --        11,630        1,747       (13,377)(a)           --
       Due to affiliates .................................           --         2,027           --        (2,027)(a)           --
       Other accrued liabilities .........................        7,210         5,695        2,960            --           15,865
                                                              ---------     ---------     --------     ---------        ---------
                Total current liabilities ................       44,178        70,134       12,752       (15,404)         111,660
                                                              ---------     ---------     --------     ---------        ---------
 LONG TERM DEBT, NET .....................................           --            --          346            --              346
 DEFERRED TAX LIABILITY ..................................           --            --          551            --              551
 EXCESS OF ACQUIRED NET ASSETS OVER COST, NET ............           --         5,323           --            --            5,323

 OTHER LIABILITIES .......................................           --         4,954           24            --            4,978
                                                              ---------     ---------     --------     ---------        ---------
           Total long-term liabilities ...................           --        10,277          921            --           11,198
                                                              ---------     ---------     --------     ---------        ---------
                Total liabilities not subject to
                  compromise .............................       44,178        80,411       13,673       (15,404)         122,858
                                                              ---------     ---------     --------     ---------        ---------

 LIABILITIES SUBJECT TO COMPROMISE .......................      390,161        64,904           --                        455,065
           Total liabilities .............................      434,339       145,315       13,673       (15,404)         577,923
 MINORITY INTEREST .......................................           --         1,749           --            --            1,749
 STOCKHOLDERS' (DEFICIT) EQUITY:
        Series A, convertible preferred stock ............           14            --           --            --               14
        Common stock .....................................          125         2,816          378        (3,164)(b)          155
        Treasury stock ...................................       (2,667)           --           --            --           (2,667)
        Officer loans, net ...............................       (1,876)           --           --            --           (1,876)
        Additional paid-in capital .......................      136,572       364,248       24,221      (388,469)(b)      136,572
        Accumulated other comprehensive income (loss) ....           --            --       (1,969)           --           (1,969)
        Retained earnings (deficit) ......................     (178,660)      (54,516)       3,421        37,707 (b)     (192,048)
                                                              ---------     ---------     --------     ---------        ---------
                   Total stockholders'
                      (deficit) equity ...................      (46,492)      312,548       26,051      (353,926)         (61,819)
                                                              ---------     ---------     --------     ---------        ---------

                           Total .........................    $ 387,847     $ 459,612     $ 39,724     $(369,330)       $ 517,853
                                                              =========     =========     ========     =========        =========


(a)      Elimination of intercompany receivables/payables

(b)      Elimination of investments in subsidiaries.

                             RAILWORKS CORPORATION
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                          DEBTORS-IN-POSSESSION
                                                   ---------------------------------
                                                    RAILWORKS
                                                   CORPORATION                           NON-
                                                    (PARENT CO.          GUARANTOR     GUARANTOR
                                                      ONLY)             SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS      CONSOLIDATED
                                                   ----------           ------------  ------------  ------------      ------------

Revenue ........................................    $      --             $ 584,463     $ 35,064     $  (2,928)(a)    $ 616,599
Cost of revenue ................................           --               567,811       27,548        (2,928)(a)      592,431
                                                    ---------             ---------     --------     ---------        ---------
Gross profit ...................................           --                16,652        7,516            --           24,168
Selling, general and administrative expenses ...       14,320                58,068        5,088            --           77,476
Restructuring and other unusual charges ........        3,014                22,665        1,876            --           27,555
                                                    ---------             ---------     --------     ---------        ---------
Operating income (loss) ........................      (17,334)              (64,081)         552            --          (80,863)
                                                    ---------             ---------     --------     ---------        ---------
Equity in loss of subsidiaries .................      (65,036)                   --           --        65,036 (b)           --

Interest expense ...............................      (31,011)                 (517)        (490)           --          (32,018)
Interest and other income, net .................          (10)                 (281)         106            --             (185)
Loss on sale of subsidiaries ...................           --               (14,576)          --            --          (14,576)
                                                    ---------             ---------     --------     ---------        ---------
Income (loss) before reorganization items,
   income taxes, minority interest and
   extraordinary item ..........................     (113,391)              (79,455)         168        65,036         (127,642)
Reorganization items ...........................       (8,143)               (1,925)          --            --          (10,068)
                                                    ---------             ---------     --------     ---------        ---------
Income (loss) before income taxes, minority
   interest and extraordinary item .............     (121,534)              (81,380)         168        65,036         (137,710)
Provision for income taxes .....................           --                 3,160          915            --            4,075
                                                    ---------             ---------     --------     ---------        ---------
Income (loss) before minority interest and
   extraordinary item ..........................     (121,534)              (84,540)        (747)       65,036         (141,785)
Minority interest in losses, net of tax ........           --                   548           --            --              548
                                                    ---------             ---------     --------     ---------        ---------
Income (loss) before extraordinary item ........     (121,534)              (83,992)        (747)       65,036         (141,237)
Extraordinary gain on extinguishment of debt ...          537                    --           --            --              537
                                                    ---------             ---------     --------     ---------        ---------
Net income .....................................    $(120,997)            $ (83,992)    $   (747)    $  65,036        $(140,700)
                                                    =========             =========     ========     =========        =========

(a)      Elimination of inter-company revenue.

(b)      Elimination of equity in earnings of subsidiaries.

                             RAILWORKS CORPORATION
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                            DEBTORS-IN-POSSESSION
                                                        ---------------------------
                                                         RAILWORKS
                                                        CORPORATION                         NON-
                                                        (PARENT CO.      GUARANTOR      GUARANTOR
                                                           ONLY)        SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                                        -----------     ------------   ------------   ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .........................................      $  (120,997)      $(83,992)      $  (747)      $ 65,036(a)       $(140,700)
Adjustments to reconcile net loss to net cash
    (used in) provided by operating activities:
 Depreciation and amortization ...................            1,540         16,619         2,455             --             20,614
 Goodwill impairment .............................               --         22,336         2,108             --             24,444
 Deferred tax valuation allowance ................               --          2,821          (336)            --              2,485
 Non-cash restructuring and other unusual charges                --           (630)           --             --               (630)
 Gain on extinguishment of bonds .................             (537)            --            --             --               (537)
 Minority interest in losses .....................               --           (548)           --             --               (548)
 Bond discount amortization ......................               53             --            --             --                 53
 Equity in earnings of subsidiaries ..............           65,036             --            --        (65,036)(a)             --
 Loss on sale of subsidiaries ....................               --         14,576            --             --             14,576
 Loss (gain) on sale of equipment ................               --            944           (92)            --                852
 Changes in operating assets and liabilities:
  Accounts receivable, net and costs and estimated
     earnings in excess of billings on
     uncompleted contracts .......................               --         (9,329)          439             --             (8,890)
  Inventory ......................................               --          6,107           785             --              6,892
  Other current assets ...........................           (2,686)           607           465             --             (1,614)
  Accounts payable ...............................             (696)        33,983          (434)            --             32,853
  Accrued payroll and related withholdings .......           (1,045)         4,078           (52)            --              2,981
  Accrued interest payable .......................            7,022            (99)           15             --              6,938
  Billings in excess of costs and estimated
     earnings on uncompleted contracts ...........               --         (6,347)          850             --             (5,497)
  Other current liabilities ......................           (1,049)         5,336         1,116             --              5,403
  Other assets ...................................              844            725           125             --              1,694
  Other liabilities ..............................              (68)          (239)          (75)            --               (382)
  Due (to) from affiliates .......................               --          1,178        (1,178)            --                 --
  Due (to) from parent ...........................           (6,639)         7,193          (554)            --                 --
                                                        -----------       --------       -------       --------          ---------
    Net cash (used in) provided by operating
       activities ................................          (59,222)        15,319         4,890             --            (39,013)
                                                        -----------       --------       -------       --------          ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of equipment .................               --          1,947           280             --              2,227
 Purchase of equipment and leasehold improvements              (492)        (9,122)       (1,411)            --            (11,025)
 Proceeds from sale of subsidiaries ..............           23,388           (262)           --             --             23,126
 Acquisition of subsidiaries, net of cash acquired               --            804            --             --                804
 Distribution from minority interest .............               --             11            --             --                 11
 Contingent earnout payments .....................           (4,240)            --            --             --             (4,240)
                                                        -----------       --------       -------       --------          ---------
    Net cash (used in) investing  activities .....           18,656         (6,622)       (1,131)            --             10,903
                                                        -----------       --------       -------       --------          ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in bank overdraft ....................           (1,164)       (11,312)           --             --            (12,476)
 Net activity on revolving line of credit ........           20,513             --        (1,601)            --             18,912
 Net activity on debtor-in-possession financing ..           36,400             --            --             --             36,400
 Payment of loan origination fees ................           (4,602)            --            --             --             (4,602)
 Proceeds from fixed asset borrowings ............               --            411            47             --                458
 Proceeds from exercise of stock options .........                4             --            --             --                  4
 Proceeds from term loan borrowing ...............               --             --            --             --                 --
 Repayment of fixed asset borrowings .............               --         (5,192)         (104)            --             (5,296)
 Repayment of term loan borrowing ................           (5,222)            --            --             --             (5,222)
 Repayment of seller notes payable ...............           (3,585)            --            --             --             (3,585)
                                                        -----------       --------       -------       --------          ---------
    Net cash provided by financing activities ....           42,344        (16,093)       (1,658)            --             24,593
                                                        -----------       --------       -------       --------          ---------
EXCHANGE RATE EFFECT ON CASH .....................               --             --          (791)            --               (791)
NET INCREASE (DECREASE) IN CASH ..................            1,778         (7,396)        1,310             --             (4,308)
CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR .............................            1,532          5,420           186             --              7,138
                                                        -----------       --------       -------       --------          ---------
CASH AND CASH EQUIVALENTS, END OF YEAR ...........      $     3,310       $ (1,976)      $ 1,496       $     --          $   2,830
                                                        ===========       ========       =======       ========          =========

(a)      Elimination of equity in earnings of subsidiaries.

                             RAILWORKS CORPORATION
                     CONDENSED CONSOLIDATING BALANCE SHEET

                        DECEMBER 31, 2000 (IN THOUSANDS)

                                                         RAILWORKS
                                                        CORPORATION                    NON-
                                                         (PARENT CO.   GUARANTOR     GUARANTOR
                                                            ONLY)     SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS    CONSOLIDATED
                                                        -----------   ------------  ------------  ------------    ------------
ASSETS:
CURRENT ASSETS:
    Cash and cash equivalents ........................    $   1,532     $   5,420     $    186     $      --        $   7,138
    Accounts receivable, net .........................           --       187,023        5,817            --          192,840
    Costs and estimated earnings in excess
          of billings on uncompleted contracts .......           --        31,434          204            --           31,638
    Inventories:
          Raw materials ..............................           --        16,067        5,140            --           21,207
          Finished goods .............................           --         9,733          358            --           10,091
    Deferred tax asset ...............................           --         5,436           --            --            5,436
    Due to/(from) affiliates .........................           --          (860)         860            --               --
    Due to/(from) parent company .....................       67,491       (66,335)      (1,156)           --               --
    Other current assets .............................          177         7,799        2,360            --           10,336
                                                          ---------     ---------     --------     ---------        ---------
                Total current assets .................       69,200       195,717       13,769            --          278,686
                                                          ---------     ---------     --------     ---------        ---------
INVESTMENT IN SUBSIDIARIES ...........................      357,537            --           --      (357,537)(a)           --
                                                          ---------     ---------     --------     ---------        ---------
PROPERTY, PLANT AND
     EQUIPMENT, NET ..................................        1,305        73,122        8,648            --           83,075
                                                          ---------     ---------     --------     ---------        ---------
OTHER ASSETS:
     Excess of cost over acquired net
          assets, net of amortization ................           --       224,005       18,673            --          242,678
     Other ...........................................        9,202         1,472          150            --           10,824
                                                          ---------     ---------     --------     ---------        ---------
                 Total other assets ..................        9,202       225,477       18,823            --          253,502
                                                          ---------     ---------     --------     ---------        ---------
                       Total .........................    $ 437,244     $ 494,316     $ 41,240     $(357,537)       $ 615,263
                                                          =========     =========     ========     =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
      Cash overdraft..................................    $   1,164     $  15,602     $     --     $      --        $  16,766
      Current maturities of long-term debt ...........        7,270         8,817        6,646            --           22,733
      Accounts payable ...............................        2,228        63,098        1,834            --           67,160
      Accrued payroll and related
          withholdings ...............................        1,045         3,622          436            --            5,103
      Accrued interest payable .......................        5,894            11           35            --            5,940
      Billings in excess of costs and
          estimated earnings on uncompleted
          contracts ..................................           --        21,376          304            --           21,680
      Other accrued liabilities ......................       13,462         5,158          704            --           19,324
                                                          ---------     ---------     --------     ---------        ---------
               Total current liabilities .............       31,063       117,684        9,959            --          158,706
                                                          ---------     ---------     --------     ---------        ---------
LONG TERM DEBT, NET ..................................      350,410         7,336          420            --          358,166
DEFERRED TAX LIABILITY ...............................           --         3,425          101            --            3,526
EXCESS OF ACQUIRED NET ASSETS OVER COST,
NET ..................................................           --         5,475           --            --            5,475
OTHER LIABILITIES ....................................           68         7,617          283            --            7,968
                                                          ---------     ---------     --------     ---------        ---------
          Total long-term liabilities ................      350,478        23,853          804            --          375,135
                                                          ---------     ---------     --------     ---------        ---------
               Total liabilities .....................      381,541       141,537       10,763            --          533,841
                                                          ---------     ---------     --------     ---------        ---------

STOCKHOLDERS' EQUITY:
       Series A, convertible preferred
          stock ......................................           14            --           --            --               14
       Common stock ..................................          123         3,436          378        (3,784)(a)          153
       Officer Loans, net ............................       (3,583)           --           --            --           (3,583)

       Additional paid-in capital ....................      136,136       300,171       25,892      (326,063)(a)      136,136
       Accumulated other comprehensive
          income .....................................           --            11           39            --               50
       Retained earnings (deficit) ...................      (76,987)       49,161        4,168       (27,690)(a)      (51,348)
                                                          ---------     ---------     --------     ---------        ---------
                  Total stockholders'
                      equity .........................       55,703       352,779       30,477      (357,537)          81,422
                                                          ---------     ---------     --------     ---------        ---------
                          Total ......................    $ 437,244     $ 494,316     $ 41,240     $(357,537)       $ 615,263
                                                          =========     =========     ========     =========        =========

(c)      Elimination of investments in subsidiaries.

                             RAILWORKS CORPORATION
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                      RAILWORKS
                                                     CORPORATION                       NON-
                                                     (PARENT CO.     GUARANTOR      GUARANTOR
                                                       ONLY)       SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS      CONSOLIDATED
                                                     -----------   ------------    ------------    ------------      ------------

Revenue ........................................      $     --       $ 600,581       $ 38,295       $(24,839)(a)      $ 614,037
Cost of revenue ................................            --         496,614         28,829        (24,839)(a)        500,604
                                                      --------       ---------       --------       --------          ---------
Gross profit ...................................            --         103,967          9,466             --            113,433
Selling, general and administrative expenses ...        11,518          55,286          4,805             --             71,609
Restructuring and other unusual charges ........        10,838          52,113            387             --             63,338
                                                      --------       ---------       --------       --------          ---------
Operating income (loss) ........................       (22,356)         (3,432)         4,274             --            (21,514)
Equity in loss of subsidiaries .................       (14,257)             --             --         14,257(b)              --
Interest expense ...............................       (35,481)         (1,923)          (484)            --            (37,888)
Interest and other income, net .................           655           1,519            108             --              2,282
                                                      --------       ---------       --------       --------          ---------
Income (loss) before income taxes ..............       (71,439)         (3,836)         3,898         14,257            (57,120)
Income taxes ...................................            --             607          2,268             --              2,875
                                                      --------       ---------       --------       --------          ---------
Net (loss) income ..............................      $(71,439)      $  (4,443)      $  1,630       $ 14,257          $ (59,995)
                                                      ========       =========       ========       ========          =========

a)       Elimination of inter-company revenue.

b)       Elimination of equity in earnings of subsidiaries.

                             RAILWORKS CORPORATION
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                                  RAILWORKS
                                                                 CORPORATION                   NON-
                                                                 (PARENT CO.   GUARANTOR    GUARANTOR
                                                                    ONLY)     SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS   CONSOLIDATED
                                                                 ----------   ------------ ------------  ------------   ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ............................................    $ (71,439)    $ (4,443)    $ 1,630     $ 14,257 (a)    $ (59,995)
Adjustments to reconcile net income (loss) to net
cash (used in) provided by operating activities:
 Depreciation and amortization ...............................          999       19,715       2,052           --           22,766
 Goodwill impairment .........................................           --       17,840          --           --           17,840
 Non-cash restructuring and other unusual charges ............        3,938       26,723         387           --           31,048
 Bond discount amortization ..................................           70           --          --           --               70
 Equity in earnings of subsidiaries ..........................       14,257           --          --      (14,257)(a)           --
 Loss (gain) on sale of equipment ............................           --         (101)          6           --              (95)
 Changes in operating assets and liabilities:
  Accounts receivable and costs and estimated
     earnings in excess of billings on uncompleted contracts .          205      (40,217)      3,559           --          (36,453)
  Inventory ..................................................           --       (3,045)        363           --           (2,682)
  Other current assets .......................................        4,930        3,543      (1,376)          --            7,097
  Accounts payable ...........................................        3,041        3,388      (1,845)          --            4,584
  Accrued payroll and related withholdings ...................          673          482          98           --            1,253
  Billings in excess of costs and estimated
    earnings on uncompleted contracts ........................           --         (636)       (455)          --           (1,091)
  Other current liabilities ..................................       (1,472)     (10,334)       (237)          --          (12,043)
  Other assets ...............................................            8        2,682         (45)          --            2,645
  Other liabilities ..........................................         (379)     (10,056)       (244)          --          (10,679)
  Due (to) from affiliates ...................................           --          860        (860)          --               --
  Due (to) from parent .......................................        1,814        6,182      (7,996)          --               --
                                                                  ---------     --------     -------     --------        ---------
    Net cash (used in) provided by
       operating activities ..................................      (43,355)      12,583      (4,963)          --          (35,735)
                                                                  ---------     --------     -------     --------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of equipment .............................           --       11,371         194           --           11,565
 Purchase of equipment and leasehold improvements ............       (1,311)     (23,428)     (2,517)          --          (27,256)
 Loans to officers ...........................................         (432)          --          --           --             (432)
 Payment of acquisition costs ................................       (1,013)          --          --           --           (1,013)
 Acquisition of subsidiaries, net of cash acquired ...........      (25,953)         (95)         --         (139)(b)      (26,187)
 Contingent earnout payments .................................      (11,255)          --          --           --          (11,255)
                                                                  ---------     --------     -------     --------        ---------
    Net cash used in investing activities ....................      (39,964)     (12,152)     (2,323)        (139)         (54,578)
                                                                  ---------     --------     -------     --------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in bank overdraft ................................        1,164       15,602          --           --           16,766
 Net changes in revolving line of credit .....................       29,798           --       6,599           --           36,397
 Debt issuance costs .........................................         (236)          --          --           --             (236)
 Payment of loan origination fees ............................       (3,952)          --          --           --           (3,952)
 Payment of abandoned transaction costs ......................       (2,940)          --          --           --           (2,940)
 Proceeds from fixed asset borrowings ........................           --       13,075       3,082           --           16,157
 Repayment of fixed asset borrowings .........................          (75)     (24,748)     (5,515)          --          (30,338)
 Proceeds from term loan borrowing ...........................      100,000           --          --           --          100,000
 Repayment of term loan borrowing ............................      (30,425)          --          --           --          (30,425)
 Repayment of seller notes payable ...........................       (8,470)          --          --           --           (8,470)
                                                                  ---------     --------     -------     --------        ---------
    Net cash provided by financing activities ................       84,864        3,929       4,166           --           92,959
                                                                  ---------     --------     -------     --------        ---------
EXCHANGE RATE EFFECT ON CASH .................................           --           11        (136)          --             (125)
NET INCREASE (DECREASE) IN CASH ..............................        1,545        4,371      (3,256)        (139)           2,521
CASH AND CASH EQUIVALENTS,
     BEGINNING OF YEAR .......................................          (13)       1,049       3,442          139            4,617
                                                                  ---------     --------     -------     --------        ---------
CASH AND CASH EQUIVALENTS, END OF YEAR .......................    $   1,532     $  5,420     $   186     $     --        $   7,138
                                                                  =========     ========     =======     ========        =========

a)       Elimination of equity in earnings of subsidiary.

(b)      Elimination of cash acquired.

                             RAILWORKS CORPORATION
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                      RAILWORKS
                                                     CORPORATION                      NON-
                                                     (PARENT CO.     GUARANTOR      GUARANTOR
                                                        ONLY)       SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS     CONSOLIDATED
                                                     -----------    ------------   ------------    ------------     ------------

Revenue ........................................      $     --       $ 447,527       $ 36,157       $(15,579)(a)      $ 468,105
Cost of revenue ................................            --         361,034         23,628        (15,579)(a)        369,083
                                                      --------       ---------       --------       --------          ---------
Gross profit ...................................            --          86,493         12,529             --             99,022
Selling, general and administrative expenses ...         7,927          36,627          5,880             --             50,434
                                                      --------       ---------       --------       --------          ---------
Operating  income (loss) .......................        (7,927)         49,866          6,649             --             48,588
Equity in earnings of subsidiaries .............        38,041              --             --        (38,041)(b)             --
Interest expense ...............................       (18,157)         (1,683)          (214)            --            (20,054)
Interest and other income, net .................           358           1,956            301             --              2,615
                                                      --------       ---------       --------       --------          ---------
Income before income taxes .....................        12,315          50,139          6,736        (38,041)            31,149
Income taxes ...................................            --           8,028          3,035             --             11,063
                                                      --------       ---------       --------       --------          ---------
Net income .....................................      $ 12,315       $  42,111       $  3,701       $(38,041)         $  20,086
                                                      ========       =========       ========       ========          =========

(a)      Elimination of inter-company revenue.

(b)      Elimination of equity in earnings of subsidiaries.

                             RAILWORKS CORPORATION
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                           RAILWORKS
                                                          CORPORATION                     NON-
                                                          (PARENT CO.    GUARANTOR     GUARANTOR
                                                             ONLY)      SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                                          -----------   ------------  ------------   ------------     ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................     $  12,315      $ 42,111      $ 3,701      $(38,041)(a)     $  20,086
Adjustments to reconcile net income to net cash
    (used in) provided by operating activities:
 Depreciation and amortization .......................            38        11,721        1,049            --            12,808
 Bond discount amortization ..........................            13            --           --            --                13
 Equity in earnings of subsidiaries ..................       (38,041)           --           --        38,041(a)             --
 Gain on sale of equipment ...........................            --           (27)          (6)           --               (33)
 Changes in operating assets and liabilities:
  Accounts receivable and costs and estimated
      earnings in excess of billings on
      uncompleted contracts ..........................          (205)      (31,442)        (355)           --           (32,002)
  Inventory ..........................................            --           847         (382)           --               465
  Other current assets ...............................           793            84          969            --             1,846
  Accounts payable ...................................         2,193       (13,797)      (4,077)           --           (15,681)
  Accrued payroll and related withholdings ...........           370        (2,597)         (66)           --            (2,293)
  Billings in excess of costs and estimated
    earnings on uncompleted contracts ................            --        (2,263)         759            --            (1,504)
  Other current liabilities ..........................         1,584        (6,162)       1,077            --            (3,501)
  Other assets .......................................         2,111          (844)          49            --             1,316
  Other liabilities ..................................         2,087       (13,135)      (1,882)           --           (12,930)
  Due (to) from parent ...............................       (40,350)       34,824        5,526            --                --
                                                           ---------      --------      -------      --------         ---------
    Net cash (used in) provided by operating
        activities ...................................       (57,092)       19,320        6,362            --           (31,410)
                                                           ---------      --------      -------      --------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of equipment .....................            --         2,295           64            --             2,359
 Purchase of equipment and leasehold improvements ....          (136)      (14,652)      (1,015)           --           (15,803)
 Loans to officers ...................................        (5,776)           --           --            --            (5,776)
 Acquisition of subsidiaries, net of cash acquired ...      (129,898)           --           --         8,746(b)       (121,152)
 Contingent earnout payments .........................        (2,083)           --           --            --            (2,083)
                                                           ---------      --------      -------      --------         ---------
    Net cash (used in) investing activities ..........      (137,893)      (12,357)        (951)        8,746          (142,455)
                                                           ---------      --------      -------      --------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net repayments on revolving line of credit ..........        (2,098)           --           --            --            (2,098)
 Payment of loan origination fees ....................        (1,232)           --           --            --            (1,232)
 Proceeds from fixed asset borrowings ................        30,000        27,288        2,100            --            59,388
 Debt issuance costs .................................        (5,636)           --           --            --            (5,636)
 Proceeds from issuance of senior subordinated
     notes ...........................................       173,938            --           --            --           173,938
 Repayment of fixed asset borrowings .................            --       (43,966)      (4,933)           --           (48,899)
                                                           ---------      --------      -------      --------         ---------
    Net cash provided by (used in) financing
       activities ....................................       194,972       (16,678)      (2,833)           --           175,461
                                                           ---------      --------      -------      --------         ---------
EXCHANGE RATE EFFECT ON CASH .........................            --            --          175            --               175
NET (DECREASE) INCREASE IN CASH ......................           (13)       (9,715)       2,753         8,746(b)          1,771
CASH AND CASH EQUIVALENTS,
    BEGINNING OF YEAR ................................            --        10,998          594        (8,746)            2,846
                                                           ---------      --------      -------      --------         ---------
CASH AND CASH EQUIVALENTS, END OF YEAR ...............     $     (13)     $  1,283      $ 3,347      $     --         $   4,617
                                                           =========      ========      =======      ========         =========

(a)      Elimination of equity in earnings of subsidiary.

(b)      Elimination of cash acquired.

21.      SUBSEQUENT EVENT

         On March 15, 2002, the Debtors filed a Plan of Reorganization (the "Plan") in the U.S. Bankruptcy Court for the District of Maryland in Baltimore. The filing of the Plan was approved by the Company's secured lenders and primary surety. The Plan contemplates full repayment of debtor-in-possession claims, satisfaction of secured claims held by certain of the Debtors' pre-petition secured lenders through the issuance of a new secured note, and satisfaction of the balance of claims held by the Debtors' pre-petition secured lenders through the conversion of such claims into substantially all of the equity of the reorganized company. The Plan provides that holders of the Debtors' $173.1 million of Notes and unsecured creditors will receive 3% of the stock of the reorganized company and that the interests of the equity holders of the Company will be eliminated. The Debtors also announced that a motion was filed requesting bankruptcy court approval to file their Disclosure Statement providing details of the Plan by April 2, 2002. Confirmation of the Plan, which remains subject to supplementation, modification and amendment, also remains subject to bankruptcy court approval and certain other conditions. The Plan requires the Debtors to have sufficient funds on hand on the effective date to comply with claim treatments as proposed in the Plan. There can be no assurance that the Company will in fact have such sufficient funds or that the Bankruptcy Court will approve the Plan.

         Pursuant to SOP 90-7 approval of the Plan by the Bankruptcy Court may entail adoption by the Debtors of fresh-start accounting. Under fresh-start accounting, the Debtors must allocate their reorganization value to their assets in accordance with the rules for purchase accounting set forth in Accounting Principles Board Opinion No. 16, "Business Combinations" (APB No.
16). Any excess of reorganization value that cannot be allocated to specific tangible or identified intangible assets must be reported as the intangible asset "reorganization value in excess of amounts allocable to identifiable assets". All liabilities existing at the Plan confirmation date, other than deferred taxes, are required to be stated at present values of amounts to be paid. The Company is currently assessing this matter and has not yet determined the effect that the adoption of fresh start accounting might have on the financial statements.

         As of March 15, 2002, the amount outstanding under the Company's Transit Revolver totaled $45 million, the maximum amount permitted under the facility, of which $30 million was outstanding borrowings and $15 million was a letter of credit supporting the Company's commercial insurance. No further borrowing capacity presently exists under the Transit Revolver. The lack of additional availability under the Transit Revolver will require that the transit services segment internally generate the cash necessary to fund its operations and its share of the administrative costs of reorganization, but there is no assurance that it will be able to do so. Failure to do so coupled with a failure to obtain additional funding for the transit services segment could result in the discontinuation of this business segment. These financial statements do not include adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities or any other adjustments that might result should the Company be unable to continue as a going concern.

22.      QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         Quarterly financial information for the years ended December 31, 2001, 2000 and 1999 are summarized as follows (in thousands, except per share data):

                                                                        YEAR ENDED DECEMBER 31, 2001
                                                       -------------------------------------------------------
                                                         FIRST        SECOND           THIRD          FOURTH
                                                        QUARTER       QUARTER         QUARTER         QUARTER
                                                       --------      ---------       ---------       ---------

         Revenues ...............................      $170,388      $ 198,280       $ 131,849       $ 116,082
         Operating income (loss) ................        11,124        (10,807)        (52,821)        (28,359)
         Net income (loss) ......................           152        (37,523)        (64,369)        (38,960)
         Basic earnings (loss) per share ........           .01          (2.44)          (4.32)          (2.71)
         Diluted earnings (loss) per share ......           .01          (2.44)          (4.32)          (2.71)


                                                                       YEAR ENDED DECEMBER 31, 2000
                                                       -------------------------------------------------------
                                                         FIRST        SECOND           THIRD          FOURTH
                                                        QUARTER       QUARTER         QUARTER         QUARTER
                                                       --------      ---------       ---------       ---------

         Revenues ...............................      $125,365      $ 154,664       $ 163,882       $ 170,126
         Operating income .......................        11,723         16,885         (40,457)         (9,665)
         Net income .............................         2,325          5,422         (47,923)        (19,819)
         Basic earnings per share ...............           .16            .38           (3.12)          (1.29)
         Diluted earnings per share .............           .15            .35           (3.12)          (1.29)


                                                                       YEAR ENDED DECEMBER 31, 1999
                                                       -------------------------------------------------------
                                                         FIRST        SECOND           THIRD          FOURTH
                                                        QUARTER       QUARTER         QUARTER         QUARTER
                                                       --------      ---------       ---------       ---------

         Revenues ...............................      $ 72,673      $ 115,810       $ 137,425       $ 142,197
         Operating income .......................         3,835         10,799          17,571          16,383
         Net income .............................         1,636          4,135           7,693           6,622
         Basic earnings per share ...............           .12            .30             .55             .47
         Diluted earnings per share .............           .11            .27             .50             .43

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To the Board of Directors and Stockholders of RailWorks Corporation:

         We have audited the accompanying consolidated balance sheets of RailWorks Corporation (a Delaware corporation) and Subsidiaries (the "Company"), as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Company as of December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

         Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II, "Valuation and Qualifying Accounts," is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced significant losses in the last two fiscal years, and has a stockholders' deficit of $61,819,000 at December 31, 2001. In addition, as described in Note 5 to the accompanying financial statements, on September 20, 2001, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 5 and Note 21. In the event that a plan of reorganization is accepted, continuation of the business thereafter is dependent on the Company's ability to achieve successful future operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


                                       /s/ARTHUR ANDERSEN LLP
                                       ----------------------------
Baltimore, Maryland

March 15, 2002